Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT

by and among

GENERATE BIOMEDICINES, INC.,

PIONEERING MEDICINES 02, INC.,

PIONEERING MEDICINES 02, LLC,

and

FLAGSHIP LABS, LLC

Dated as of February 4, 2026

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 4th day of February, 2026 (the “Execution Date”), by and among Generate Biomedicines, Inc., a Delaware corporation (“Generate”), Pioneering Medicines 02, Inc., a Delaware corporation (the “SPV”), Pioneering Medicines 02, LLC, a Delaware limited liability company (the “Stockholder”, and the Stockholder and the SPV, each a “PM Party” and collectively the “PM Parties”), and solely for purposes of Section 1.7 of Schedule 1.1 hereto, Flagship Labs, LLC (“Flagship Parent”). Generate and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Generate and the SPV are parties to that certain collaboration agreement (the “Original Collaboration Agreement”), dated as of June 22, 2023, pursuant to which Generate and the SPV collaborated with respect to the research and development of products directed to the Subject Target and the Second Target, on the terms set forth therein;

WHEREAS, Generate and the PM Parties are parties to that certain drag-along agreement (the “Drag-Along Agreement”), dated as of June 22, 2023, which effectuated certain rights and obligations under the Original Collaboration Agreement;

WHEREAS, the Stockholder owns, beneficially and of record, one hundred percent (100%) of the issued and outstanding equity interests of the SPV (the “Subject Shares”);

WHEREAS, Generate and the Stockholder have agreed to enter into this Agreement to effectuate the sale of all of the Subject Shares to Generate;

WHEREAS, Generate and the SPV have agreed to terminate the Original Collaboration Agreement, and Generate, the Stockholder, and the SPV have agreed to terminate the Drag-Along Agreement, in each case, in consideration of the Parties entering into this Agreement and, as further consideration for such termination, to revise the rights and obligations of Generate and the Stockholder as set forth on Schedule 1.1 hereto; and

WHEREAS, the Stockholder has approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SHARE PURCHASE; CLOSING

Section 1.1 Subject Share Purchase. Upon the terms and conditions of this Agreement, at the Closing, the Stockholder shall (and does hereby covenant and agree to) sell, convey, assign, transfer, and deliver to Generate, and Generate shall purchase from the

Stockholder, all of the Subject Shares free and clear of all Liens. In consideration therefor, following the Closing Date, Generate shall pay the Stockholder the Net Sales Payments set forth in Section 1.4 of Schedule 1.1 and shall be granted the rights, and perform the obligations, in each case, set forth on Schedule 1.1, all in accordance with this Agreement.

Section 1.2 Closing; Actions at the Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic (i.e., email/PDF) exchange of documents simultaneously with the execution of that certain underwriting agreement relating to the initial public offering of Generate’s common stock that is the subject of a confidential draft registration statement filed with the U.S. Securities and Exchange Commission on December 23, 2025 (the “Underwriting Agreement”). The Closing shall occur on the date of, and immediately following, the execution of the Underwriting Agreement if all other conditions to Closing set forth in this Agreement have been satisfied or waived as of or prior to such date. If the execution of the Underwriting Agreement does not occur on or before [***], then, in each case, this Agreement shall automatically terminate without further action by either Party, neither Party shall have any further obligations hereunder except for those provisions that expressly survive termination, and, for clarity, the Original Collaboration Agreement and the Drag-Along Agreement shall remain in full force and effect. To the extent permitted by Law and US GAAP, for Tax and accounting purposes, the Parties will treat the Closing as being effective at 12:01 a.m. (Eastern Time) on the date set forth above (the “Closing Date”). Except with respect to those provisions in this Agreement that are effective as of the Execution Date, no other provisions of this Agreement will be of force or effect until the Closing Date, unless such provision relates to an express action to be taken by a Party prior to the Closing Date.

(b) Upon the terms and subject to the conditions contained herein, at the Closing the Stockholder shall deliver (or cause to be delivered) to Generate certificates representing the Subject Shares accompanied by stock transfer forms duly executed to transfer the Subject Shares to Generate (or an Affiliate nominated by Generate).

(c) Prior to the Closing, the Stockholder shall deliver to Generate a duly executed IRS Form W-9, dated within [***] days prior to the Closing Date.

Section 1.3 Relationship of Generate and Stockholder Following Closing.

(a) As of the Closing Date, the Original Collaboration Agreement and the Drag-Along Agreement are both terminated in their entirety without further action by the Parties.

(b) Upon the terms and subject to the conditions contained herein, at the Closing, Generate shall have no further obligations to the Stockholder with respect to payment of any consideration, including under the Original Collaboration Agreement or the Drag-Along Agreement, except as expressly set forth in Schedule 1.1 hereto.

(c) The right of the Stockholder to receive the Net Sales Payments (i) does not represent any equity or ownership interest in the SPV or Generate and (ii) does not confer upon the Stockholder any rights available to stockholders of the SPV or Generate, including any voting or dividend rights.

(d) Prior to the Closing Date, Generate issued one or more invoices to the PM Parties for certain expenses incurred during [***]. To the extent any such invoices remain unpaid following the Closing Date, the Stockholder shall promptly reimburse Generate for such costs no later than [***] days after the Closing Date. In addition, if the Underwriting Agreement has not been executed as of [***], or if such Underwriting Agreement is terminated prior to [***], then, in either case, the PM Parties shall remain responsible for their share of costs incurred under the Original Collaboration Agreement for [***] (to the extent any such costs remain unpaid), plus all costs incurred during [***] and for so long as such Original Collaboration Agreement remains in effect.

Section 1.4 Tax Treatment.

(a) Unless otherwise required by applicable Law, for Tax purposes the Parties agree to treat the payment of the Net Sales Payments by Generate to the Stockholder pursuant to this Agreement (as adjusted pursuant to other provisions of this Agreement) as [***]. Unless otherwise required by applicable Law, the Parties agree that they and their Affiliates shall (i) prepare and file all Tax Returns required to be filed by the Parties or their Affiliates in a manner consistent with the foregoing and (ii) take no position on any Tax Return, or in any audit, or other proceeding with respect to Taxes in a manner that is inconsistent with the foregoing.

(b) Notwithstanding anything in Section 1.4(a) to the contrary, the Parties shall not be precluded from complying with accounting practices consistently applied (including to capitalize, amortize, or expense any payments hereunder), as reasonably determined in good faith by each respective party or their respective advisors, so long as all tax reporting is consistent with Section 1.4(a).

Section 1.5 Withholding. Generate and its agents (each, a “Withholding Party”) shall be entitled to deduct and withhold from any amounts payable to the Stockholder or any other Person (each, a “Payee”) hereunder any amounts it may be required to deduct and withhold under any applicable Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from any Payee hereunder. Amounts withheld under this Section 1.5 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Payee in respect of which such deduction and withholding was made. In the event (a) a Governmental Authority retroactively determines that a payment made by a Withholding Party to a Payee pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) Taxes, (b) the applicable Withholding Party remits such withholding or similar Taxes to the Governmental Authority, and (c) Generate promptly provides written notice to Stockholder of the same, Generate will have the right (i) [***] or (ii) [***]. Generate and the Stockholder agree to reasonably cooperate with one another and use commercially reasonable efforts to avoid or reduce Tax withholding or similar obligations in respect of payments made by Generate under this Agreement to the extent permitted by applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SPV

To induce Generate to enter into this Agreement and consummate the transactions contemplated by this Agreement, the SPV and the Stockholder each represent to Generate that the statements contained in this ARTICLE II are true and correct as of the Execution Date and will be true and correct as of the Closing Date as though made on and as of the Closing Date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date), and except as disclosed by the Stockholder or the SPV in the written Disclosure Schedule attached hereto as Schedule 2 (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The disclosures in any section or subsection of the Disclosure Schedule corresponding to any section or subsection of this ARTICLE II shall qualify other sections and subsections in this ARTICLE II only if indicated by cross-references to such other sections and subsections. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the SPV contained in this Agreement, and disclosure of any item in the Disclosure Schedule shall not constitute an admission that such item is material or required to be disclosed. Except as otherwise expressly set forth herein, nothing in the Disclosure Schedule, other than the Permitted Disclosures, is intended to or will have the effect of limiting the rights and remedies Generate may have with respect to any Generate Indemnified Party, under ARTICLE V.

Section 2.1 Due Organization. The SPV is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The SPV is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Section 2.1 of the Disclosure Schedule, which jurisdictions are the only ones in which the ownership or leasing of the SPV’s assets or properties or the conduct of the Business requires such qualification. The SPV has full corporate power and authority to own or lease, and to operate and use, its assets and properties, and to carry on its Business as now conducted. True and complete copies of the (a) the SPV Organizational Documents and all amendments thereto and (b) minute books of the SPV since the incorporation of the SPV have been delivered or made available to Generate. The SPV is not in Default under, or in violation of, any provision of its Organizational Documents, each as amended and in effect as of the date hereof.

Section 2.2 Ownership of Shares; Voting.

(a) All of the outstanding Subject Shares are owned by the Stockholder, and (i) all of the outstanding shares (including the number of shares of capital stock and the class or series of such shares) of the SPV are as set forth on Section 2.2(a) of the Disclosure Schedule, (ii) none of the Subject Shares are held in treasury, and (iii) there are no other Equity Interests of the SPV issued or outstanding.

(b) (i) Other than the Subject Shares, there are no Equity Interests of any class of the SPV, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance, or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments, or agreements to which the SPV is a party or by which the SPV is bound obligating the SPV to issue, exchange, transfer, deliver, or sell, or cause to be issued, exchanged, transferred, delivered, or sold, additional shares of capital stock or other Equity Interests of the SPV, or any security or rights convertible into, or exchangeable or exercisable for any such shares, or other Equity Interests, or obligating the SPV to grant, extend, otherwise modify or amend, or enter into, any such option, warrant, Equity Interest, call, right, commitment, or agreement, (iii) the SPV has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security, or other such right, or to issue or distribute to holders of any Equity Interests of the SPV any assets of the SPV, and (iv) the SPV has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof. The SPV does not have any outstanding equity compensation or equity-based compensation.

(c) There is no agreement, written or oral, between the SPV and the Stockholder relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights, or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the SPV.

Section 2.3 Subsidiaries. There are no, and there never have been any, subsidiaries of the SPV. The SPV does not own or control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, or any obligation to providing funding to, any corporation, partnership, limited liability company, joint venture, trust, or other business association, or entity.

Section 2.4 Authorization; No Conflict.

(a) The SPV has full corporate company power and authority to execute, deliver, and perform its respective obligations under this Agreement and the documents contemplated hereby. The execution, delivery, and performance by the SPV of this Agreement has been duly authorized and approved by all requisite corporate action and does not require any further authorization or consent of the SPV, the Stockholder, or board of directors of the SPV (the “Board of Directors”). This Agreement has been duly authorized, executed, and delivered by the SPV and is the legal, valid, and binding obligation of the SPV enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, nor compliance with or fulfillment of the terms, conditions, and provisions hereof, in each case, by the SPV, shall:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute, with or without the passage of time, or the giving of notice, or both, a Default, an event of default, or an event creating rights of acceleration, termination, modification, or cancellation, or a loss of rights under, any SPV Contract to which the SPV is a party or by which the SPV is bound or to which any of its properties and assets are subject (including any SPV Contract) or any Permit affecting the properties, assets or Business of the SPV;

(ii) result in the creation or imposition of any Lien upon any of the properties or assets of the SPV;

(iii) conflict with, or result in a Default under, any provision of the Organizational Documents of the SPV;

(iv) subject to Section 4.4, conflict with or result in a material violation or breach of any applicable Law or any Court Order to which the SPV is a party; or

(v) subject to Section 4.4, require the approval, consent, authorization or act of, or the making by the SPV of any declaration, filing, notice or registration with, any Person.

(c) The Board of Directors at a meeting duly called and held, or by written consent in lieu thereof, have unanimously approved this Agreement and the transactions contemplated hereby. To the Knowledge of the SPV, no “business combination” or other anti-takeover Law or similar statute or regulation of any jurisdiction (collectively, “Takeover Provisions”) that may purport to be applicable to this Agreement or the transactions contemplated hereby applies or purports to apply to this Agreement or the transactions contemplated hereby. The Board of Directors has taken all action necessary to ensure that any restrictions on business combinations contained in any applicable Law shall not apply to the transactions contemplated hereby.

Section 2.5 Financial Statements.

(a) The SPV has made available to Generate the following financial statements (the “Financial Statements”): the SPV’s (i) unaudited balance sheet and income statement as of December 31, 2025 and for the year then ended and (ii) unaudited balance sheets and income statement as of January 31, 2026 (the “Statement Date”) and for the one (1)-month period then ended. Each Financial Statement (including any notes thereto) has been prepared from the books and records of the SPV and in accordance with US GAAP (except that unaudited interim financial statements are subject to normal and recurring year-end adjustments which shall not be material in amount or effect and do not include footnotes) and fairly presents in all material respects the financial condition and results of operations of the SPV as of the dates, and for the periods, indicated thereon.

(b) Each of the Financial Statements fairly present in all material respects the assets, liabilities, business, financial condition, results of operations, and cash flows of the SPV as of the date thereof and for the period referred to therein and is consistent with the books and records of the SPV.

(c) The SPV has no indebtedness or any other liability or obligation, absolute or contingent (individually or in the aggregate).

(d) The SPV maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate accounting controls that provide assurance that (i) material transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the SPV and to maintain accountability for the SPV’s assets, and (iii) the reporting of assets of the SPV is compared with existing assets at regular intervals.

Section 2.6 Books and Records. The minute books and other similar records of the SPV contain complete and accurate records in all material respects of all actions taken at any meetings of the Stockholder, Board of Directors, or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the SPV accurately reflect the assets, liabilities, business, financial condition, and results of operations of the SPV and have been maintained in accordance with good business and bookkeeping practices.

Section 2.7 Tax Matters.

(a) The SPV has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct, and complete in all material respects. The SPV has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of the SPV (i) for taxable periods (or portions thereof) through the Statement Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet as of the Statement Date included in Financial Statements and (ii) for taxable periods (or portions thereof) through the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with US GAAP. All unpaid Taxes of the SPV for all taxable periods (or portions thereof) commencing after the Statement Date arose in the Ordinary Course of Business.

(b) In each case in all material respects, all Taxes that the SPV is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and the SPV has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(c) The SPV is not, nor has it ever been, a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary, or similar Tax Returns. The SPV (i) does not have any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(d) The SPV has delivered or made available to Generate (i) complete and correct copies of all Tax Returns of the SPV relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents submitted by, received by, or agreed to by or on behalf of the SPV relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements, or other Tax documents with or from any Governmental Authority relating to Tax incentives of the SPV.

(e) No examination or audit or other Action of or relating to any Tax Return of the SPV by any Governmental Authority is currently in progress or, to the Knowledge of the SPV, threatened or contemplated. No deficiencies for Taxes of the SPV have been claimed, proposed, or assessed by any Governmental Authority. The SPV has not been informed by any jurisdiction in which the SPV does not file a specific Tax Return or pay a specific Tax that the jurisdiction believes that the SPV was required to file such Tax Return or pay such Tax in such jurisdiction. The SPV has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Governmental Authority with respect to Taxes or any Tax Return, which is still in effect.

(f) Neither the SPV nor any of its Affiliates has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) in connection with the transactions contemplated by this Agreement.

(g) The SPV will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state, or local Tax Law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local, or foreign Tax Law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date.

(h) The SPV has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i) The SPV has not constituted either a “distributing corporation” or a “controlled corporation” in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j) There are no liens or other encumbrances with respect to Taxes upon any of the assets of the SPV, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings by the SPV and for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements, and for which reserves are maintained in accordance with GAAP.

(k) The SPV (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes and (ii) has not made an entity classification (“check-the-box”) election under Section 7701 of the Code.

(l) The SPV is not subject to Tax in any country other than its country of incorporation, organization, or formation by virtue of having employees, a permanent establishment, or other place of business in that country.

(m) The SPV is not a stockholder of a “specified foreign corporation” as defined in Section 965(e) of the Code (or any similar provision of state, local, or foreign Law) or a “passive foreign investment company” as defined in Section 1297 of the Code.

(n) The SPV has not engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(o) The SPV does not have any material amount of liability for escheat or unclaimed property obligations with respect to any property or other assets of the SPV, and the SPV is in compliance in all material respects with applicable Law relating to abandoned or unclaimed property or escheat obligations.

Section 2.8 Owned and Leased Real Property. The SPV does not own or lease, and has never owned or leased, any real property.

Section 2.9 Privacy and Security.

(a) In connection with its collection, storage, use, transfer (including any transfer across national borders) or disclosure of any information that constitutes “personal information,” “protected health information,” “personal data” or “personally identifiable information” as defined in applicable Laws from any individuals (collectively, “Personal Information”), by or on behalf of the SPV, the SPV is and has been in material compliance with all applicable Laws (including HIPAA) concerning Personal Information in all relevant jurisdictions, including with respect to anonymization or deidentification (collectively, the “Privacy Requirements”). The SPV maintains commercially reasonable physical, technical, organizational, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained, or controlled by it or on its behalf from and against unauthorized access, use, or disclosure. The SPV is, and has been, in compliance in all material respects with all applicable Laws relating to data loss, theft, and breach of security notification obligations. To the Knowledge of the SPV, no Person has gained unauthorized access to or made any unauthorized use of any Personal Information maintained by the SPV. The consummation of the transactions contemplated by this Agreement do not violate the Privacy Requirements as currently exists. No actions or investigations are pending or threatened in writing against the SPV relating to the collection or use of Personal Information, nor, to the Knowledge of the SPV, have any such actions or investigations been threatened verbally.

(b) The Stockholder and the SPV have received no written claims of, and there is no pending litigation to which Stockholder or the SPV is a party alleging, any violation of or non-compliance with any of the Privacy Requirements nor, to the Knowledge of the SPV, have any such allegations been threatened verbally. There are no legal or governmental proceedings pending with respect to any Personal Information or alleged violation or non-compliance with any Privacy Requirement.

Section 2.10 Intellectual Property.

(a) A complete and accurate list of all (i) registered Trademarks and applications therefor owned or purported to be owned by the SPV; (ii) all registered Copyrights owned or purported to be owned by the SPV; and (iii) all registered Patent Rights and applications therefor (including, for clarity, Patent Right applications), owned or purported to be owned by the SPV, in each case (i)-(iii), existing as of the date of this Agreement and filed with any Governmental Authority is set forth on Section 2.10(a) of the Disclosure Schedule (the “Registered IP”), indicating the jurisdiction and owner, or co-owner(s), as applicable. None of the Registered IP is licensed to the SPV by Stockholder or any Third Party, including any Flagship Third Party. To the Knowledge of the PM Parties, all Registered IP is valid, subsisting, and enforceable. As of the date of this Agreement, all official fees, maintenance fees, and annuities for the Registered IP have been paid and all interference, opposition, reissue, reexamination, or other similar proceedings with Governmental Authorities (other than prosecution activities being conducted with Governmental Authorities in the Ordinary Course of Business) have been completed for the Registered IP.

(b) As of the date of this Agreement, the SPV solely owns all SPV Controlled IP free and clear of any Liens other than non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business to Third Party service providers. Neither the Stockholder nor any Affiliate of Stockholder (other than the SPV) has any rights in any Intellectual Property Rights that are necessary or reasonably useful for the Exploitation of the Generate Products. No Affiliate of the SPV nor any Third Party, including any Flagship Third Party, has licensed to the SPV any Intellectual Property Rights that are necessary or reasonably useful for the Exploitation of the Generate Products. The consummation of the transaction contemplated by this Agreement would not reasonably be expected to adversely affect any of the SPV’s rights in, to or under the SPV Controlled IP and, as of immediately after Closing, all such SPV Controlled IP will be owned by Generate on identical terms and conditions as immediately prior to Closing, without the payment of any additional consideration by Generate other than the Net Sales Payments in accordance with this Agreement. The SPV has not sold, licensed, or otherwise transferred to the Stockholder or any Third Party, including any Flagship Third Party, any rights, title or interests relating to any SPV Controlled IP.

(c) To the Knowledge of the PM Parties, the conduct of the Research Activities and Development Activities (each such term, as defined in the Original Collaboration Agreement) allocated to the SPV under the Original Collaboration Agreement has not infringed, misappropriated, or otherwise violated any Intellectual Property Rights owned or controlled by a Third Party.

(d) The SPV has not granted any right or license to any Flagship Third Party relating to any of the SPV Controlled IP.

(e) Neither the SPV nor any of its Affiliates has granted any liens or security interests on the SPV Controlled IP, and the SPV Controlled IP is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, or charge of any kind.

(f) All information provided by the SPV, any of its Affiliates, or any Flagship Third Party, if any, to Generate with respect to the SPV Controlled IP is true and correct in all material respects.

(g) (i) The Stockholder and the SPV have received no written claims, and (ii) there is no (A) pending litigation to which Stockholder or the SPV is a party, or (B) (1) threatened or pending claim or litigation against Stockholder or the SPV or (2) pending litigation or, to the Knowledge of the PM Parties, threatened claim or litigation or pending claim, with respect to each ((1)-(2)), against any Flagship Third Party, in each case ((i) and (ii)), challenging the validity, enforceability or ownership or in-license, as applicable, of any SPV Controlled IP. There are no legal or governmental proceedings pending with respect to any SPV Controlled IP, other than review of pending applications for Registered IP. To the Knowledge of the PM Parties, there is and has been no unauthorized use, infringement, or misappropriation of any SPV Controlled IP by any Third Party, including any Flagship Third Party, and no Third Party, including a Flagship Third Party, has asserted in writing or, to the Knowledge of the PM Parties, threatened to assert that the SPV Controlled IP makes unauthorized use of, infringes, or misappropriates Intellectual Property Rights owned or controlled by such Third Party.

(h) The PM Parties have diligently prepared, and are diligently prosecuting and maintaining, all Patent Rights included in the SPV Controlled IP. Such preparation, prosecution, and maintenance has been in accordance with all applicable Laws in the countries in which such Patent Rights have been filed, and all such Patent Rights have been maintained with all applicable fees due prior to the date of this Agreement having been paid, including all applicable requirements of patent offices, and all other applicable Governmental Authorities in countries in which Patent Rights have been filed to maintain such Patent Rights in full force and effect.

(i) Each current and former employee or independent contractor of a PM Party that has, in the course of their employment or engagement by a PM Party, (i) invented, discovered, generated, developed, created, or otherwise made any SPV Controlled IP or any other Intellectual Property Rights that are necessary or reasonably useful for the Exploitation of any Generate Product, in each case, as of the date of this Agreement is subject to a written, valid agreement presently assigning to the applicable PM Party all rights in such SPV Controlled IP or other Intellectual Property Rights, and (ii) had access to any Trade Secrets included in the SPV Controlled IP, is subject to a written, valid agreement requiring them to maintain the confidentiality of such Trade Secrets. The PM Parties have taken commercially reasonable steps to prevent the unauthorized disclosure or use of such Trade Secrets. As of the date of this Agreement, (i) no such Trade Secrets have been accessed or used by any Person except pursuant to written, valid, and enforceable confidentiality and non-use agreements in favor of the PM Parties that have not been breached in any material respect, and (ii) no Person claims to retain any right or interest in any SPV Controlled IP, including any entitlement to specific compensation due under applicable Law in relation to those rights.

(j) No funding, facilities, or personnel of any educational institution or Governmental Authority were used to invent, discover, generate, develop, create, or otherwise make, in whole or in part, any SPV Controlled IP, and no Governmental Authority has any rights to any SPV Controlled IP. No Third Party, including any Governmental Authority, university, or other academic institution, research center, or nonprofit organization or any Person working for or on behalf of any of the foregoing, has, or would reasonably be expected to have, any right, title or interest (including any “march in” or co-ownership rights) in or to any SPV Controlled IP.

(k) The SPV has not sold, licensed, or otherwise transferred to any Flagship Third Party or any of its Affiliates (other than a subsidiary) any SPV Controlled IP or any IP that would be SPV Controlled IP but for the fact that it is no longer Controlled by the SPV.

(l) The PM Parties have taken, and takes, commercially reasonable efforts (including maintaining business continuity and disaster recovery policies) to maintain and protect the integrity, security, and operation of its information technology system, including computer systems, hardware, servers, workstations, routers, hubs, switches, data communications networks, and equipment (other than the Internet), databases, hardware, and other information technology equipment, and related infrastructure. To the Knowledge of the PM Parties, no such information technology systems contain any malware, “Trojan horses,” viruses or other malicious code. In the last twelve (12) months, no such information technology systems have suffered any breaches, material failures or defects that have had an adverse impact on the business of Exploiting Generate Products.

(m) SPV has not conducted any activities other than those that are in furtherance of the Business.

Section 2.11 No Debarment. The SPV has not employed, and to the Knowledge of Stockholder, has not used a contractor or consultant that has employed or is employing, any individual or entity (a) that was or is currently debarred by the FDA pursuant to Section 306 of the FD&C Act (21 U.S.C. § 335a) (or subject to a similar sanction of the EMA or other applicable Regulatory Authority), (b) who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or other applicable Regulatory Authority), or (c) who has been charged or convicted under applicable Laws of the United States for conduct relating to Development or Regulatory Approval of, or other activities for, any product covered by the Generic Drug Enforcement Act of 1992.

Section 2.12 Certain Business Relationships With Affiliates. No Affiliate of the SPV, directly or indirectly, (a) owns any property or right, tangible or intangible, that is used in the Business, (b) has made or, to the Knowledge of the SPV, threatened, any claim against the SPV, (c) owes any money to, or is owed any money by, the SPV, or (d) is a party to any Contract or other arrangement (written or oral) with the SPV. Other than the Original Collaboration

Agreement, there has not occurred nor has there existed any transaction or relationship between the SPV and any Affiliate thereof.

Section 2.13 Contracts. Except as set forth on Section 2.13 of the Disclosure Schedule, the SPV is not party to any Contracts other than the Original Collaboration Agreement.

Section 2.14 Employees. The SPV does not have any employees, consultants, or independent contractors.

Section 2.15 Absence of Certain Changes. Since the Statement Date, the Business has been conducted in all material respects in the Ordinary Course of Business consistent with past practice.

Section 2.16 Litigation. There is no Action pending or, to the Knowledge of the SPV, threatened with respect to, against, or affecting the SPV or any current or former officer, director, employee, contractor, or agent of the SPV in its, his or her capacity as such, or seeking to prevent or delay the transactions contemplated hereby, and no written notice of any such Action, whether pending or threatened, has been received by the SPV. There are no judgments, orders, injunctions, decrees, stipulations, or awards (whether rendered by a court, administrative agency, or other Governmental Authority, by arbitration or otherwise) against or involving the SPV. There is no Action by the SPV pending, or which the SPV has commenced preparations to initiate, against any other Person.

Section 2.17 Compliance with Laws; Permits.

(a) The SPV has conducted, and is conducting, its Business in material compliance with all applicable Laws. The SPV has not received any written notice or other written communication from any Governmental Authority alleging any noncompliance with any applicable Law. The SPV has no liability for failure to comply with any applicable Law and, to the Knowledge of the SPV, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability.

(b) The SPV validly holds and has in full force and effect, to the extent legally required, all permits, licenses, variances, clearances, consents, registrations, listings, exemptions, and approvals (“Permits”) from Governmental Authorities, necessary to operate the Business (collectively, the “SPV Permits”). No suspension or cancellation of any of the SPV Permits is pending or, to the Knowledge of the SPV, threatened. The SPV is in compliance in all material respects with the terms of the SPV Permits. Section 2.17(b) of the Disclosure Schedule contains a true, correct, and complete list of all SPV Permits. The SPV has made available to Generate a true, complete, and correct copy of all SPV Permits (and any accompanying data) submitted to a Governmental Authority or in the SPV’s possession. All Permits (and any accompanying data) submitted to any Governmental Authority by the SPV were true and correct in all material respects as of the date of submission to such Governmental Authority, or where applicable have since been amended or corrected. The SPV is not in default or violation, and, to the knowledge of the SPV, no event has occurred that, with or without notice or lapse of time or both, would constitute a default or violation, of any term, condition, or provision of any SPV Permit, and no action is pending or, to the Knowledge of the SPV, threatened to revoke, modify, or terminate any SPV

Permit. No Permits shall be impaired by the consummation of the transactions contemplated by this Agreement.

Section 2.18 Environmental and Safety Laws. Except as would not reasonably be expected, individually or in the aggregate, to be material to the SPV (a) the SPV is and has been in compliance with all Environmental Laws; (b) there has been no release or to the SPV’s Knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the SPV; (c) there have been no Hazardous Substances generated by the SPV that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state, or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (d) to the Knowledge of the SPV, there are on underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the SPV, except for the storage of hazardous waste in compliance with Environmental Laws. The SPV has made available to Generate true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

Section 2.19 Activities. The SPV has not undertaken any activities other than activities undertaken directly in connection with, and in furtherance of, the Original Collaboration Agreement.

Section 2.20 Reliance. The SPV has had the opportunity to review this Agreement with its counsel. The SPV understands and acknowledges that Generate is entering into this Agreement in reliance upon the SPV’s execution, delivery and performance of this Agreement.

Section 2.21 Brokers. No broker, finder, financial advisor, investment banker, or other Person is entitled to any brokerage, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Original Collaboration Agreement based upon arrangements made by or on behalf of the SPV.

Section 2.22 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the SPV.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT tO the StockHOLDER

To induce Generate to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Stockholder represents to Generate that the statements contained in this ARTICLE III are true and correct as of the Execution Date and will be true and correct as of the Closing Date as though made on and as of the Closing Date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

Section 3.1 Due Organization; Authorization; Binding Agreement. The Stockholder is duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and the consummation of the transactions contemplated hereby are within the Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Stockholder. The Stockholder has full power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid, and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in an Action in equity or at law).

Section 3.2 Non-Contravention. The execution and delivery of this Agreement does not, and the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby shall not (a) subject to Section 4.4, violate any Law applicable to the Stockholder or the Subject Shares, (b) subject to Section 4.4, require any consent, approval, order, authorization, or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate, conflict with, constitute a Default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or acceleration under, or result in the creation of any Liens on the Subject Shares pursuant to, any contract, agreement, trust, commitment, Court Order, judgment, writ, stipulation, settlement, award, decree, or other instrument binding on the Stockholder or any applicable Law, (c) render any Takeover Provisions applicable to the Stockholder in respect of the transactions contemplated by this Agreement, or (d) conflict with, or result in a breach of or violate, any provision of the Stockholder’s certificate of formation, limited liability or operating agreement, or similar Organizational Documents.

Section 3.3 Ownership of Subject Shares; Total Shares. The Stockholder is the record and beneficial owner of the Subject Shares and has good and marketable title to such Subject Shares, free and clear of any Liens. The Subject Shares constitutes all of the Equity Interests of the SPV and are legally and beneficially owned by the Stockholder, such Subject Shares constitute one hundred percent (100%) of the issued and outstanding Equity Interests of the SPV, and the Stockholder neither holds nor has any legal or beneficial ownership in any other Equity Interest in the SPV. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares and the Stockholder is not party to any Contract obligating the Stockholder to sell, transfer, pledge, or otherwise dispose of any interest in any of the Subject Shares. Upon delivery to Generate at the Closing of certificates representing the Subject Shares, duly endorsed by the Stockholder for transfer to Generate, valid title to the Subject Shares, shall pass to Generate, free and clear of any Liens (other than any Liens imposed on the Subject Shares by Generate).

Section 3.4 Voting Power. The Stockholder has full voting power, with respect to the Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares (including any preemptive right, right of participation, right of maintenance or any similar right; any right of first refusal or similar right; or relating to the registration of, or restricting any Person from purchasing, selling, pledging, or otherwise disposing of the Subject Shares).

Section 3.5 Reliance. The Stockholder has had the opportunity to review this Agreement with its counsel. The Stockholder understands and acknowledges that Generate is entering into this Agreement in reliance upon the Stockholder’s execution, delivery, and performance of this Agreement.

Section 3.6 Brokers. No broker, finder, financial advisor, investment banker, or other Person is entitled to any brokerage, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Original Collaboration Agreement based upon arrangements made by or on behalf of the Stockholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF Generate

To induce the SPV and the Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Generate represents to the Stockholder and the SPV that the statements contained in this ARTICLE IV are true and correct as of the Execution Date and will be true and correct as of the Closing Date as though made on and as of the Closing Date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

Section 4.1 Organization; Authorization. Generate is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has full corporate power and authority to enter into this Agreement. The execution, delivery, and performance of this Agreement (together with the other instruments, documents, and agreements contemplated hereby or to be executed in connection with the transactions contemplated hereby) by Generate have been duly authorized by all necessary corporate or organizational actions on the part of Generate. This Agreement has been duly authorized, executed, and delivered by Generate and is the legal, valid, and binding agreement of Generate enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 4.2 No Conflict.

(a) Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions, and provisions hereof by Generate, shall:

(i) (A) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a Default, an event of default or an event creating rights of acceleration,

termination or cancellation or a loss of rights under the Organizational Documents of Generate, or (B) violate any Court Order or material Laws applicable to Generate, in each case, solely to the extent that such Default or violation would not reasonably be expected to have a material adverse impact on Generate’s ability to consummate the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by Generate of any declaration, filing or registration with, any Governmental Authorities.

Section 4.3 Brokers and Agents. Neither Generate nor any Person acting on its behalf has employed, paid, or entered into any Contract which has or shall result in an obligation to pay any fee or commission to any broker, finder, or similar intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.4 Filings. [***], then Generate will be responsible for any and all fees and amounts that are determined to be due from Stockholder (if any) [***].

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification by the Stockholder. The Stockholder shall indemnify Generate in respect of, and hold it harmless against and will compensate and reimburse Generate for, any and all Damages incurred or suffered by any Generate Indemnified Party in connection with a Third Party Action resulting from, relating to or constituting:

(a) any breach of, or inaccuracy in, any representation or warranty by the Stockholder or the SPV, after giving effect to any Permitted Disclosures as of the date of this Agreement, contained in this Agreement or in any certificate delivered by or on behalf of the Stockholder or the SPV pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Stockholder or the SPV contained in this Agreement;

(c) any fraud on the part of the Stockholder or the SPV in connection with the transactions contemplated by this Agreement;

(d) any claim for indemnification, exculpation, or the advancement or reimbursement of expenses by any Person who was an officer or director of the SPV at any time prior to the date of this Agreement;

(e) any liabilities of the SPV or its Affiliates to the extent related to activities, actions, or inactions undertaken by or on behalf of the SPV prior to the Closing, including in connection with any Exploitation of the Generate Products or activities or actions taken by or on behalf of the SPV or its Affiliates in connection with the Original Collaboration Agreement; or

(f) without duplication: (i) any Taxes of the SPV with respect to any Pre-Closing Tax Period, (ii) any Taxes for which the SPV has any liability under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Law as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the date of this Agreement, (iii) any Taxes for which the SPV has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is related to the operations of the SPV on or prior to the date of this Agreement or an event or transaction occurring before the date of this Agreement; and (iv) any Transfer Taxes for which the Stockholder is liable pursuant to Section 7.2(b).

Section 5.2 Indemnification by Generate. Generate shall indemnify the Stockholder in respect of, and hold it harmless against and will compensate and reimburse Stockholder for, any and all Damages incurred or suffered by any Stockholder Indemnified Party in connection with a Third Party Action resulting from, relating to or constituting:

(a) any breach of, or inaccuracy in, any representation or warranty by Generate contained in this Agreement;

(b) any failure to perform any covenant or agreement of Generate contained in this Agreement;

(c) any fraud on the part of Generate in connection with the transactions contemplated by this Agreement;

(d) any liabilities of Generate or its Affiliates (excluding the SPV) to the extent related to activities, actions, or inactions undertaken by or on behalf of Generate prior to the Closing, including activities or actions taken by Generate or its Affiliates (excluding the SPV) in connection with the Original Collaboration Agreement; or

(e) activities, actions, or inactions undertaken by or on behalf of Generate or its Affiliates (including the SPV) following the Closing, including in connection with the Exploitation of Generate Products.

Section 5.3 Indemnification Claims.

(a) The Party seeking indemnification (the “Indemnified Party”) shall give written notification to the other Party (the “Indemnifying Party”) of the commencement of any Third Party Action. Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party on behalf of the Indemnifying Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this ARTICLE V and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving any Governmental Authority or criminal liability or in which equitable relief is sought against the Indemnified Party or any of its subsidiaries. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, then the Indemnified Party shall control such defense. The non-controlling Party may participate in such defense at its own expense (in the case of the Indemnifying Party, solely on behalf of the Indemnifying Party). The controlling Party shall keep the non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling Party with respect thereto. The non-controlling Party shall promptly furnish the controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint, or other pleading which may have been served on such party and any written claim, demand, invoice, billing, or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes in good faith and based on the advice of counsel (and notifies the Indemnifying Party in writing prior to the Indemnifying Party’s assumption of control of such defense) that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. Neither the Indemnifying Party nor any PM Party shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing that the Indemnifying Party will pay any and all amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this ARTICLE V, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party prior to the applicable expiration date for such claim as set forth in Section 5.2.

(c) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If no response is delivered by the Indemnifying Party within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount. If the Indemnifying Party timely disputes such claim, then the Indemnifying Party and the Indemnified Party shall attempt to resolve in good faith such dispute within the fifteen (15)-day period after the Indemnified Party delivers a Claim Notice. If such claim is not so resolved within such fifteen (15)-day period, then either Party may initiate an Action with respect to the subject matter of such claim in accordance with this Agreement.

(d) For purposes of calculating the amount of any Damages recoverable under this ARTICLE V, any qualifications in the representations, warranties, or covenants by materiality, Material Adverse Effect (or similar concept), or Knowledge shall be disregarded and given no effect.

(e) For Tax reporting purposes, all indemnification payments hereunder shall be treated as an adjustment to the purchase price for the Subject Shares.

Section 5.4 Survival of Representations and Warranties; Other Indemnities. The representations and warranties set forth in (a) [***] (collectively, the “Fundamental Representations”), and (b) Section 4.4, in each case ((a) and (b)), shall survive until the date that is [***] after [***]. All other representations and warranties that are covered by the indemnification obligations in either Section 5.1(a) or Section 5.2(a) shall survive until the date that is [***] following the Closing Date. The covenants or other agreements contained in this Agreement to be performed prior to the Closing Date shall terminate and be of no further force or effect on the Closing Date. All covenants and agreements set forth herein that by their terms are to be performed in whole or in part subsequent to the Closing Date shall survive until fully performed or fulfilled. The Parties further acknowledge that the time periods set forth in this ARTICLE V for the assertion of claims under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties. Generate retains the right to assert a claim under Section 5.1(b), Section 5.1(c), Section 5.1(d), and Section 5.1(e) and Stockholder retains the right to assert a claim under Section 5.2(b), Section 5.2(c), Section 5.2(d), and Section 5.2(e), in each case, for the earlier of the longest allowable period under applicable Law and [***]. If either Party delivers to the other Party, before expiration of a representation, warranty, covenant, or agreement, a Claim Notice based upon a breach of such representation, warranty, covenant, or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. For the avoidance of doubt, except as otherwise expressly set forth herein, nothing in the Disclosure Schedule, other than the Permitted Disclosures, is intended to or will have the effect of limiting the rights and remedies that Generate may have under Section 4.1, or, with respect to any Generate Indemnified Party, under this ARTICLE V.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1 General. From the Execution Date until the Closing Date, except as otherwise provided in this Agreement, as required by applicable Law, the Original Collaboration Agreement, the Drag-Along Agreement, or any SPV Contract in existence as of the Execution Date and disclosed to Generate, for any actions taken by the SPV that are necessary to consummate the transactions contemplated by this Agreement, or as consented to in writing by Generate, which consent will not be unreasonably withheld, conditioned, or delayed, the SPV will not, and will cause its Affiliates not to:

(a) sell, assign, transfer, or otherwise dispose of any of the SPV Controlled IP, except in connection with an assignment permitted under Section 8.2, or encumber any such SPV Controlled IP with any Liens;

(b) disclose any Trade Secrets constituting SPV Controlled IP, or other Confidential Information to be provided to Generate;

(c) terminate, waive, abandon, cancel, or otherwise dispose of, or take any action or fail to take any action that would reasonably be expected to result in any permanent loss, lapse, abandonment, cancellation, invalidity or unenforceability of, any SPV Controlled IP the status of which is identified as issued or pending in Section 2.10(a) of the Disclosure Schedule, in whole or in part;

(d) take any action or omit to take any action that would constitute a material breach, default (with or without notice or lapse of time, or both), termination, or acceleration under the Original Collaboration Agreement; or

(e) authorize, agree, or commit to do any of the foregoing, directly or indirectly, including through an Affiliate or Third Party.

Section 6.2 Confidentiality. At all times on and after the Execution Date:

(a) The receiving Party shall maintain in confidence and not disclose to any Third Party any of the disclosing Party’s Confidential Information, using the same degree of care it uses to protect its own confidential information of a similar nature, but in no event using less than a reasonable degree of care. The receiving Party will use the disclosing Party’s Confidential Information solely as required to exercise its rights and undertake its obligations under this Agreement or as otherwise expressly permitted under this Section 6.2. The receiving Party will ensure that its directors, officers, employees, independent contractors, agents, Affiliates, Sublicensees (in the case of Generate or its Affiliates) and Flagship Third Parties (in the case of Stockholder) (“Recipient Entities”) have access to the disclosing Party’s Confidential Information only on a need to know basis, are informed of all the obligations attaching to such Confidential Information in advance of being given access to it, and are required to comply with such receiving Party’s obligations under this Agreement. The receiving Party shall be fully responsible to the disclosing Party for such compliance by its Recipient Entities. Except as set forth in subsection (c) below, if such a Recipient Entity is not an employee of a Party hereto, then the receiving Party will enter into a legally binding, written confidentiality agreement with provisions at least as strict as the confidentiality obligations and use restrictions herein prior to disclosing the other Party’s Confidential Information to such Recipient Entity, and the receiving Party will be fully responsible to the disclosing Party for compliance with such obligations and restrictions by such Recipient Entity. Notwithstanding the foregoing, (i) upon the Execution Date, the SPV Controlled IP will be the Confidential Information of both Parties and (ii) following the Closing Date, all Confidential Information of the SPV will become the Confidential Information of Generate, and Generate will be deemed the disclosing Party of such Confidential Information, with the Stockholder the recipient thereof.

(b) Notwithstanding subclause (a) hereof, the receiving Party may disclose the disclosing Party’s Confidential Information to the limited extent required by applicable Law, court order or other Governmental Authority with jurisdiction; provided that the receiving Party (i) promptly provides the disclosing Party, to the extent legally permissible, with written notice of such requirement, (ii) uses no less than reasonable efforts to obtain confidential treatment of such Confidential Information by such court or Governmental Authority, and (iii) cooperates, at the disclosing Party’s written request and expense, with the disclosing Party’s legal efforts to prevent or limit the scope of such required disclosure. The receiving Party shall in all other respects continue to hold such Confidential Information as confidential and subject to all obligations of this Section 6.2. The receiving Party’s obligations of confidentiality and non-use restrictions as set forth in this Section 6.2 shall remain in effect for a period of [***] from receipt of the Confidential Information from the disclosing Party.

(c) Each Party agrees to treat the terms and conditions of this Agreement as the Confidential Information of the other Party; provided however that, in addition to the above exceptions, each Party shall be free to disclose the disclosing Party’s Confidential Information, including any of the terms of this Agreement, (i) to the extent that a Party is advised by its counsel that such disclosure is required by the regulations or rules of any relevant stock exchange, (ii) to actual or prospective investors, (iii) to its accountants, attorneys, and other professional advisors, (iv) to the actual or prospective counterparties (and their actual or prospective investors or financing sources) in connection with a financing, merger, consolidation, acquisition or a permitted assignment of this Agreement, or (v) in the case of Generate as the receiving Party, to actual or prospective partners or Sublicensees; provided that (A) in the case of any disclosure under clause (ii), (iii), (iv), or (v) above, the recipient(s) are subject to customary and commercially reasonable obligations of confidentiality, and (B) in the case of disclosure under clause (i), such disclosure shall be in accordance with Section 6.2.

(d) Neither Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement without the prior written consent of the other Party; provided that nothing set forth herein will prohibit Generate from issuing or release any announcement, statement, press release or other publicity or marketing materials related to the Exploitation of the Generate Products as long as no Confidential Information of the Stockholder is included in any such announcement, statement, press release or other publicity or marketing materials, and for the avoidance of doubt, such consent shall not be required for any announcement, statement, press release, or other publicity or marketing materials relating to any transaction permitted in clause (iii) of Section 6.2(c). The Parties will cooperate to determine the timing and content of such announcement, statement, press release or other publicity or marketing materials.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1 Further Assurances. From time to time after the Closing Date, upon the reasonable request of any Party, each Party hereto shall execute, acknowledge, and deliver all such other instruments and documents and shall take all such other actions as is required to consummate and make effective the transactions contemplated by this Agreement; provided, that Generate shall not be required to pay any further consideration or amounts therefor.

Section 7.2 Tax Matters.

(a) The Stockholder, the SPV, and Generate shall (and, after the date of this Agreement, Generate shall cause the SPV to) cooperate fully, as and to the extent reasonably requested by the other parties, to (i) assist in the preparation and timely filing of any Tax Return of the SPV; (ii) assist in any audit, Action or other proceeding with respect to the Tax Returns or Taxes of the SPV; and (iii) provide any information required to allow the Stockholder, the SPV, and Generate to comply with any required Tax refund filing or any information reporting requirements contained in the Code or other applicable Tax Laws. The Stockholder, Generate, and the SPV shall not destroy or dispose of any Tax workpapers, schedules, or other materials and documents supporting Tax Returns of the SPV for Pre-Closing Tax Periods until the earlier of (i) the seventh anniversary of the Closing Date, and (ii) the expiration of the applicable statute of limitations, without the prior written consent of the other Parties.

(b) Fifty percent (50%) of all Transfer Taxes arising from the transactions contemplated hereunder (as well as fifty percent (50%) of any reasonable costs associated with the filing of Tax Returns for such Transfer Taxes) shall be paid by each of Generate and the Stockholder. Each Tax Return for Transfer Taxes shall be prepared by the party that customarily has primary responsibility for filing such Tax Return, with the non-preparing party to reimburse the preparing party for the non-preparing party’s share of Transfer Taxes and reasonable costs associated with such Tax Return.

(c) Controversies. Generate shall promptly notify the Stockholder upon receipt by Generate, the SPV or any Affiliate of Generate or the SPV of any notice of any inquiries, assessments, proceedings, or similar events received from any Governmental Authority with respect to Taxes of the SPV imposed in respect of Pre-Closing Tax Periods and for which Stockholder is required to reimburse or indemnify Generate pursuant to this Agreement (any such inquiry, assessment, proceeding, or similar event, a “Tax Matter”); provided, however, that Generate’s failure to give timely notice to the Stockholder shall not prevent Generate from making an indemnity claim under this Agreement, except to the extent (if any) such failure actually and materially prejudiced the Stockholder. [***] shall have the right to control the conduct and resolution of any Tax Matter relating to a Pre-Closing Tax Period at [***] expense; provided [***] shall consult with [***] before taking any significant action in connection with such Tax Matter, and [***] shall have the right to participate in the conduct and resolution of any Tax Matter at its expense. [***] shall use commercially reasonable efforts to timely keep [***] apprised of any developments in any such Tax Matter and shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of [***], which consent shall not be unreasonably conditioned, withheld, or delayed.

(d) Straddle Period. For purposes of this Agreement, in the case of any taxable period of the SPV that includes, but does not end on, the Closing Date (“Straddle Period”), (i) the amount of any Taxes based on or measured by income or receipts, sales or use Taxes, employment Taxes, or withholding Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, or other pass-through entity in which such Person holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Other Tax Actions. No election under Section 336 or Section 338 of the Code shall be made in connection with the purchase of the Subject Shares pursuant to this Agreement. Without the prior written consent of the Stockholder (such written consent not to be unreasonably withheld, conditioned or delayed), neither Generate nor any of its Affiliates shall (i) amend any Tax Return of the SPV for the Pre-Closing Tax Period, (ii) make any voluntary disclosure to a Governmental Authority with respect to the SPV for the Pre-Closing Tax Period, (iii) other than any election with respect to Section 174 or 174A of the Code, make any election with respect to Taxes of the SPV for the Pre-Closing Tax Period, or (iv) take any other action with respect to Taxes of the SPV for the Pre-Closing Tax Period, in each case, that would have the effect of increasing any Tax liability for which the Stockholder or its direct or indirect owners would be responsible, under this Agreement.

(f) Tax Returns. Neither the Stockholder nor the SPV will [***]. Notwithstanding any other provision of this Agreement, the Stockholder acknowledges and agrees that [***].

Section 7.3 Release.

(a) As an inducement to Generate to enter into this Agreement and consummate the transactions contemplated hereby and for other good and sufficient consideration, the Stockholder, with the intention of binding himself, herself, or itself, and its officers, directors, managers, employees, representatives, Affiliates, heirs, executors, administrators, and assigns (the “Releasors”), shall hereby release, acquit, and forever discharge Generate and the SPV and each of their past and present Affiliates, officers, directors, managers, employees, representatives, and all Persons acting by, through, under, or in concert with such Persons (the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, suits, arbitrations, demands, debts, contracts, agreements, promises, Damages, or loss of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein, (hereinafter, a “Released Claim”), that the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission, or thing whatsoever in any way arising out of, based upon, or relating solely to the Stockholder’s ownership of the Subject Shares or other Equity Interest in the SPV (the “Released Matters”); provided, however, nothing set forth in this Section 7.3 shall (i) affect the ability of any of the Stockholder or any of its Affiliates to bring any claim (whether or not a Released Claim) under this Agreement or the Original Collaboration Agreement, (ii) if any Releasor is an officer or employee of the SPV, release, acquit or discharge any rights to any entitlement, salary, bonus or employment benefits earned or accrued by or for the benefit of such Releasor in respect of services performed by such Releasor as an officer or employee of the SPV or pursuant to any contract or agreement, (iii) affect the ability of the Stockholder to bring a Released Claim with respect to any ordinary course of employment rights or any other contracts or agreements with Generate or the SPV that remain in effect after the date of this Agreement, (iv) release, acquit or discharge any Released Claims by the Stockholder against a Releasee with respect to claims made against the Stockholder by third parties arising out of or resulting from acts or omissions of a Releasee on or prior to the date of this Agreement (other than in respect of the transactions contemplated by this Agreement), or (v) release, acquit, or discharge any counter-claims in connection with a claim first brought by a Releasee against a Releasor. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to release Generate from any of its obligations to the Stockholder under this Agreement.

(b) The Stockholder represents and warrants to the SPV and Generate that there has been no assignment or other transfer of any interest in any Released Claim arising out of or based upon any of the Released Matters that the Stockholder may have against any of the Releasees.

(c) The Stockholder represents and warrants to the SPV and Generate that it has not filed, nor has there been as of the date of this Agreement, any Released Claims arising out of or based upon any of the Released Matters against any of the Releasees.

ARTICLE VIII

AMENDMENT AND Assignment

Section 8.1 Amendment. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Parties. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

Section 8.2 Assignment.

(a) From and after the Execution Date, this Agreement may not be assigned by any Party without the prior written consent of the other Parties in their sole discretion. Notwithstanding the foregoing, (i) Generate may assign its rights, interests, or obligations under this Agreement (in whole or in part) (A) to an Affiliate or (B) to a Third Party successor of Generate or in connection with a merger, consolidation or sale of all or substantially all of the assets to which this Agreement relates, and (ii) Stockholder may assign, transfer, or grant a security interest in all or a portion of its rights, interests, and obligations under this Agreement (including, without limitation, its right to receive the Net Sales Payments) to a Third Party (other than a [***]). In the event that any Party assigns this Agreement or all of its rights, interests, or obligations under this Agreement to a permitted assign in accordance with the terms and conditions set forth in this Section 8.2, such assigning Party hereby unconditionally and irrevocably guarantees to the other Parties the complete and punctual performance of all obligations of such assigning Party under this Agreement. Subject to the foregoing, the rights, and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 8.2. Any assignment or attempted assignment by a Party in violation of the terms of this

Section 8.2 shall be null and void. Upon Stockholder’s written request, Generate will enter into a customary consent agreement or side letter with a Third Party investor of the Stockholder in connection with any financing, assignment, or sales of the Net Sales Payment by Stockholder.

(b) Notwithstanding any provision to the contrary contained herein, as a condition precedent to any assignment, transfer, or pledge (in whole or in part) by Stockholder of its rights, title, or interest in the Net Sales Payment, Stockholder shall, and shall cause each permitted assignee, transferee, or pledgee to, establish and maintain, at Stockholder’s sole cost and expense, a payment receipt mechanism reasonably acceptable to Generate that enables Generate to satisfy all of its payment obligations with respect to the Net Sales Payment by making a single payment to one designated payee. Generate shall have no obligation to make, and shall not be required to make, separate or multiple payments to Stockholder or any permitted assignee, transferee, or pledgee, or to allocate or apportion any Net Sales Payment among multiple parties.

ARTICLE IX

DEFINITIONS

Section 9.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquired Party” has the meaning set forth in the definition of “Business Combination”.

“Action” means any suit, action, audit, cause of action (whether at law or in equity), arbitration, audit, hearing, investigation, examination, litigation, claim, complaint, administrative, or similar proceeding (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means [***], any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person, where “control” means the direct or indirect ownership of more than 50% of the voting securities or other ownership interest of the subject Person, or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the subject Person, whether through ownership of voting securities, by contract or otherwise. For clarity, Generate and its Affiliates are not Affiliates of the Stockholder or, prior to the Closing Date, the SPV.

“Agreement” has the meaning set forth in the preamble.

“Allowable Reductions” means, with respect to a royalty payable by a Sublicensee to Generate or its Affiliates under a License Transaction in consideration for the right to Exploit a given Generate Product in a given country, the following reductions or offsets to such royalty: [***].

“Antibody” means any antibody or antigen-binding fragment, modification, or derivative thereof that Binds to the Subject Target or the Second Target, or both, and includes an immunoglobulin, such as IgA, IgD, IgE, IgG, and IgM, whether multiple or single chain, recombinant or naturally occurring or a combination of the foregoing in any species, whole or antigen-binding fragment, including any monospecific or any bispecific/multi-specific/multivalent antibody or other binder, provided that, in each such instance, the Binding requirements above are satisfied, and any analogs, constructs, conjugates (including any antibody-drug conjugates (ADCs)), fusions or chemical or other modifications or attachments thereof or thereto, and any nucleic acid (or equivalent, including DNA and RNA (modified and unmodified)) to the extent encoding any of the foregoing; an “antigen-binding” fragment of an Antibody includes an antigen binding heavy chain, light chain, heavy chain dimer, diabody, Fab fragment, F(ab’)2 fragment, single domain, or any FV fragment, including a single chain FV (SCFV), a disulfide stabilized FV fragment (DSFV), or a bispecific or multi-valent DSFV, or a conjugate containing the immunoglobulin or an antigen-binding fragment thereof, again, provided that, in each such instance, the Binding requirements above are satisfied.

“Audit Expert” has the meaning set forth in Section 1.6(e)(iii) of Schedule 1.1.

“Binds” or “Binding” means, in the case of an Antibody, the binding of such Antibody to a Subject Target, the Second Target, or any other Target, as applicable, [***].

“Board of Directors” has the meaning set forth in Section 2.4.

“Business” or “business” means the business of the Exploitation of the Generate Products.

“Business Combination” means with respect to a Party or an Affiliate of such Party (the “Acquired Party”), any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires (including by way of a tender or exchange offer or issuance by such Acquired Party), directly or indirectly, beneficial ownership or a right to acquire beneficial ownership of shares of such Acquired Party representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) and other securities then outstanding of such Acquired Party; (b) such Acquired Party consolidates with or merges into another corporation or entity that is a Third Party, or any corporation or entity that is a Third Party consolidates with or merges into such Acquired Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares and other securities of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares or other securities of such Acquired Party immediately preceding such consolidation or merger; or (c) such Acquired Party sells, transfers, leases, or otherwise disposes of all or substantially all of its assets related to Generate Products to a Third Party, but in each case ((a) through (c)), excluding any License Transaction or capital raising transactions.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized or required by Law to close.

“Buy-Out” has the meaning set forth in Section 1.5(a)(i) of Schedule 1.1.

“Buy-Out Amount” has the meaning set forth in Section 1.5(b) of Schedule 1.1.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31, except that the first Calendar Quarter will commence on the Closing Date and end on the first to occur of March 31,

June 30, September 30, or December 31 after the Closing Date, and the last Calendar Quarter will end on the last day of the Net Sales Payment Term.

“Claim Notice” means written notification that contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under ARTICLE V for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party in connection with a claim for indemnification pursuant to ARTICLE V.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collaboration Antibody” means (a) GB-0895; (b) any Antibody that is, or would be, Covered, as of the Effective Date or at any time thereafter, by a Valid Claim of the Collaboration Patent Rights (regardless of whether any such Valid Claim has expired, been abandoned, been ruled unpatentable, invalid or unenforceable, or otherwise has ceased to be in effect); or (c) any Antibody that is an improvement to, modification of, or derivative of an Antibody described in either of the foregoing clauses (a) or (b). [***].

“Collaboration Patent Rights” means any and all Patent Rights in or to (a) [***]; (b) any and all Valid Claims of continuation-in-part applications that claim priority to the Patent Rights set forth in clause (a) (including, for clarity, Valid Claims in applications for such Patent Rights) and Valid Claims in any Patent Rights issuing from such continuation-in-part applications; (c) any and all foreign Patent Rights (including, for clarity, applications for such foreign Patent Rights) that claim priority to the Patent Rights described in the foregoing clauses (a) and (b); and (d) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the Patent Rights (including, for clarity, applications for such Patent Rights) described in the foregoing clauses (a)–(c).

“Combination Product” means a Generate Product that (a) contains one or more Collaboration Antibodies and one or more [***], sold as a fixed dose/unit, for which no Net Sales payment would be due hereunder if such Other Active Ingredient was sold separately; (b) consists of one or more Collaboration Antibodies and sold as separate doses/units in a single package, or otherwise co-packaged or combined, with one or more [***] which no Net Sales payment would be due hereunder if such [***] were sold separately, and such Collaboration Antibodies and [***] are sold for a single price; or (c) is otherwise defined as a “combination product” by the FDA pursuant to U.S. 21 C.F.R. § 3.2(e) or its foreign equivalent. For clarity, the term “Combination Product” does not include a Generate Product where the Collaboration Antibody(ies) contained in such Generate Product Bind(s) to a Target other than the Subject Target or the Second Target, or both, unless such Generate Product also includes one or more [***]. Notwithstanding the foregoing, [***].

“Commercial Sale” means, with respect to a particular Generate Product, the sale in an arm’s length bona fide transaction with a Third Party for which consideration is received or expected for the commercial sale, use, lease, transfer or other disposition, by or on behalf of Generate, its Affiliates or Sublicensees, to a Third Party that is not a Sublicensee (or to Generates Affiliates or Sublicensees that are an end user or consumer of such Generate Product) of such a Generate Product. A Commercial Sale is deemed completed at the time that Generate, its Affiliates or Sublicensee invoices, ships, or receives payment for a Generate Product, whichever occurs first. [***].

“Commercialization” means any and all activities related to the Manufacturing for commercial purposes, promotion, distribution, marketing, offering for sale, and selling, including advertising, educating, planning, obtaining, supporting, and maintaining pricing and reimbursement approvals and Regulatory Approvals, managing and responding to adverse events involving the product, pricing, price reporting, detailing, storing, handling, shipping, distributing, importing, exporting, and using a product anywhere in the world, in each case, for commercial purposes. Commercialization excludes Development activities. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” means, with respect to [***].

“Competing Product” has the meaning set forth in Section 1.2 of Schedule 1.1.

“Confidential Information” means all proprietary know-how, unpublished patent applications, and other information and data of a financial, commercial, regulatory, scientific, or technical nature that a Party or any of its Recipient Entities has disclosed, supplied, or otherwise made available to the other Party or its Recipient Entities, whether orally, in writing, or in electronic form, pursuant to this Agreement or otherwise relating to or disclosed during any transaction contemplated hereby, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae in relation to this Agreement. Confidential Information shall not include information that the receiving Party can demonstrate by written and/or electronic records: (a) is available to the public at the time of disclosure hereunder or, after disclosure, becomes a part of the public domain by publication or otherwise, through no breach by the receiving Party; (b) is already properly possessed by the receiving Party prior to receipt from the disclosing Party; (c) was received by the receiving Party without obligation of confidentiality or limitation on use from a Third Party who had the lawful right to disclose such information on such terms; or (d) was independently developed by or for the receiving Party by any person or persons without use of or reference to the disclosing Party’s Confidential Information, where the written or electronic records demonstrating such exception were created contemporaneously with such independent development.

“Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Court Order” means any judgment, injunction order, award, stipulation, determination rule, consent, or decree of any United States federal, state, or local, or any supra-national or non-U.S., court or tribunal or Governmental Authority and any award in any arbitration proceeding.

“Covered” means, with respect to a Patent Right and a product, that the making, using,

selling, or importing of such product would infringe one or more Valid Claims of such Patent Right, but for the ownership of, or a license under, such Patent Right.

“Damages” means all liabilities, losses, claims, damages, causes of action, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages), and costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, reasonable fees and expenses of attorneys, accountants, financial advisors, and other experts, and other expenses of litigation).

“Default” means (a) any actual breach, violation, or default, (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation or default, or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Development” means to engage in pre-clinical and clinical research and development activities reasonably relating to the discovery and development of product candidates and submission of information to a Regulatory Authority, including toxicology, pharmacology, and other discovery, optimization, and pre-clinical efforts, test method development, and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre and post Regulatory Approval studies), and activities relating to obtaining Regulatory Approval. “Develop” has a correlative meaning.

“Diligence Obligations” has the meaning set forth in Section 1.3(b)(i).

“Disclosure Schedule” has the meaning set forth in the preamble ARTICLE II.

“Disputes” has the meaning set forth in Section 10.4(b).

“Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of employee health or safety, public health, or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means any equity or equity‑linked interest, including any shares, membership interests, partnership interests, options, warrants, convertible or exchangeable securities, or other rights to acquire equity interests, and any rights of any kind to receive any of the foregoing.

“Exclusivity Period” has the meaning set forth in Section 1.2 of Schedule 1.1.

“Execution Date” has the meaning set forth in the preamble.

“Exploit” means, collectively, to Develop, Manufacture, and Commercialize, including to have Developed, to have Manufactured, to have Commercialized, including to make, use, sell, offer for sale, import, export, and otherwise exploit and have others do the same. “Exploitation” has a correlative meaning.

“Fair Market Value” means (a) in the case of arm’s length sale of a Generate Product, (i) the cash consideration that Generate or its Affiliates or Sublicensees have realized from such sale, or (ii) if there have been no such sales or such sales have been insufficient, the cash consideration that Generate, its Affiliates or Sublicensees would have realized from an unaffiliated, unrelated buyer in an arm’s length sale of Generate Product in the same quantity, under the same terms, and at the same time and place as the sale for which Fair Market Value is being determined; or (b) in the case of non-cash consideration received in a sale of a Generate Product, the cash value of such consideration determined in accordance with U.S. GAAP.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.).

“Financial Statements” has the meaning set forth in Section 2.5.

“First Commercial Sale” means, on a jurisdiction-by-jurisdiction basis, the first time a Commercial Sale is made.

“Flagship Parent” has the meaning set forth in the preamble.

“Flagship Third Party” means any Third Party that (a) [***], or (b) [***].

“Fundamental Representations” has the meaning set forth in Section 5.4.

“GB-0895” means the Antibody known as “GB-0895”.

“Generate” has the meaning set forth in the preamble.

“Generate-Flagship License Agreement” means that certain License Agreement, dated August 30, 2021, by any between Generate and Flagship Pioneering Innovations VI, LLC.

“Generate Indemnified Parties” means Generate and its Affiliates (including, after the Closing, the SPV).

“Generate Platform” means Generate’s proprietary generative biology platform, including to the extent owned or controlled by Generate or its Affiliates (a) all generative models, algorithms, protocols, methods, weights and code, including all such components of the “Chroma platform,” relating to the in silico evaluation and design of proteins, engineered cells and/or biologic or other organic molecules, (b) all hardware, systems, assays, models, algorithms, protocols, methods, weights and code relating to the synthesis, production, analysis and testing of proteins, engineered cells or biologic or other organic molecules, (c) all hardware, systems, assays, models, algorithms, protocols, methods, weights and code relating to the measure of molecular characteristics, biological functions, or the identification of the structure or biologic interactions, in each case, of proteins, engineered cells or biologic or other organic molecules, and (d) all data infrastructure and data underlying, and all processes and workflows relating to, the hardware, systems, assays, models, algorithms, protocols, methods, weights and code described in clauses (a), (b) and (c) above, in each case, facilitating the design, identification, development, synthesis, analysis, testing, manufacture, production, and optimization of proteins, engineered cells and/or biologic or other organic molecules.

“Generate Platform Improvements” means any and all improvements, enhancements, modifications, updates, upgrades, refinements, adaptations, derivatives, extensions, or other developments, whether or not patentable or copyrightable, that are conceived, created, developed, reduced to practice, or otherwise made, in whole or in part, in anticipation of entering into, or during the term of, the Original Collaboration Agreement, or during the term of this Agreement, that relate to, are based upon, derive from, or incorporate the Generate Platform or any portion thereof.

“Generate Product” means a human therapeutic product owned or controlled by Generate or any of its Affiliates that includes as an active ingredient (whether alone or in combination with one or more [***]) at least one Collaboration Antibody.

“Generate Whole-Program Affiliate” means an Affiliate of Generate, including, if applicable, the SPV, that owns or otherwise controls all or substantially all of the commercial rights for all or substantially all Generate Products in all or substantially all countries.

“Governmental Authority” means any (a) supranational, national, regional, state, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, or instrumentality thereof, including any business, company, enterprise or other entity owned or controlled, in whole or in part, by any government and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) any arbitral authority; provided that any Governmental Authority acting in its capacity as a contract counterparty shall not be a Governmental Authority for the purposes of this Agreement.

“Gross Sales” means the greater of the gross invoice or contract price charged to a Third Party by Generate or its Affiliates, or Sublicensees, as applicable, for Commercial Sales, prior to any discounts or other list price reductions granted. A Generate Product will be considered sold for purposes of calculating Gross Sales when it is shipped, invoiced or paid for, whichever occurs earlier.

In the event Generate or its Affiliates or Sublicensees transfer a Generate Product to a Third Party in a bona fide arm’s length transaction, for any consideration other than cash, then the Gross Sales price for such Generate Product will be deemed to be the standard invoice price then being invoiced by Generate or its Affiliates or Sublicensees, as applicable, in an arm’s length transaction with similar companies. In the absence of such standard invoice price, then the Gross Sales price will be the Fair Market Value of the Generate Product. Sales or other transfers of Generate Products between Generate and its Affiliates or Sublicensees will be excluded from the computation of Gross Sales (and therefore no payments will be payable to Stockholder on such sales or transfers) except where such Affiliates or Sublicensees are end users or consumers of Generate Products in which event, notwithstanding anything herein to the contrary, Generate Product transfers to such Affiliates and Sublicensees will be included in Gross Sales. For avoidance of doubt, the sale of Generate Product by Affiliates or Sublicensees to Third Parties will be considered as part of Gross Sales.

For the avoidance of doubt, disposal of any Generate Product without charge for use in any clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Generate Product is supplied or delivered without charge, will not result in any Gross Sales. No Generate Product donated by Generate or its Affiliates or Sublicensees to non-profit institutions or government agencies for a non-commercial purpose will result in any Gross Sales.

If Generate or its Affiliates or Sublicensees sell, leases or otherwise Commercializes any Generate Product at a reduced fee or price for the purpose of promoting other products, goods or services or for the purpose of facilitating the sale, license, or lease of other products, goods or services, then notwithstanding any provision herein to the contrary, the Stockholder will be entitled to payments under Section 1.4(a) of Schedule 1.1 based upon the Fair Market Value of the Generate Product.

[***].

“Hazardous Substance” has the meaning set forth in Section 2.18.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) as set forth at 42 U.S.C. § 17931 et seq., as may be amended, and their implementing regulations.

“Initial Launch” means receipt of Regulatory Approval for a Generate Product in the first Major Market.

“Intellectual Property Rights” means all rights, title, and interests in any intellectual property and proprietary rights of any kind and nature, however denominated, throughout the world, including: (a) issued patents, invention disclosures, pending patent applications (including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, and all patents granted thereon), patents-of-addition, reissues, reexaminations, and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, inventor’s certificates, registered or other utility model rights, registered or other design rights, and registered or other industrial property rights and United States and foreign counterparts of any of the foregoing (collectively, “Patent Rights”), (b) trademarks, service marks, corporate names, trade names, domain names, uniform resource locators, logos, slogans, trade dress, social media accounts and handles, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (c) copyrights and intellectual property rights in copyrightable and other works, moral rights, design rights, and other sui generis rights (collectively, “Copyrights”), (d) trade secrets or other proprietary rights in clinical, technical, scientific, manufacturing, regulatory, and other information, inventions (whether or not patentable), discoveries, improvements, designs, results, techniques, database rights, data, databases, data collections, and other know-how, including plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, recipes, compositions, specifications, protocols, analytical, and quality control information and procedures, test data and results, reports, studies, and marketing, pricing, distribution, cost and sales information, in each case, that are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”), (e) intellectual property rights in software, including source code and object code, applications, algorithms, machine learning, firmware, and related documentation, and (f) applications and registrations and renewals for, and all associated rights with respect to, any of the foregoing in any jurisdiction, including all rights to collect royalties, proceeds and other consideration with respect to any of the foregoing.

“Knowledge” means the actual knowledge, after reasonable inquiry of direct reports and relevant custodians.

“Law” means any United States federal, state, or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority, or any permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“License Transaction” means (a) an exclusive license of Intellectual Property Rights from Generate or its Affiliates to a Third Party or (b) a merger, consolidation or acquisition of a Generate Affiliate by, or sale of assets by a Generate Affiliate to, a Third Party that satisfies the requirements set forth in the definition of “Business Combination” (other than the exclusion therein with respect to “License Transactions”), but excluding any such merger, consolidation or acquisition of, or sale by, a Generate Whole-Program Affiliate, in either case ((a) or (b)), that allows such Third Party to Exploit a Generate Product in a country or jurisdiction.

“Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority, or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

“Major Market” means each of France, Germany, Italy, Japan, Spain, the United Kingdom, and the United States of America, including their possessions and territories.

“Manufacturing” means all activities directed to sourcing of necessary raw materials, producing, processing, packaging, labeling, quality assurance testing, release of a Generate Product or product candidate, whether for Development or Commercialization. When used as a verb, “Manufacture” means to engage in Manufacturing.

“Material Adverse Effect” means any result, occurrence, fact, change, development, condition, event, effect or other matter that, individually or in the aggregate with any other results, occurrences, facts, changes, developments, conditions, events, effects or other matter, has had, has or could reasonably be expected to have or give rise to a material adverse effect on or material adverse change to (a) the business, results of operations, properties, assets, capitalization, liabilities or condition (financial or otherwise) of the SPV or (b) the ability of the SPV or the Stockholder to consummate the transactions contemplated by this Agreement or to perform its respective obligations hereunder in a timely manner. Notwithstanding the foregoing, solely for purposes of the foregoing clause (a), no result, occurrence, fact, change, development, condition, event, effect or other matter shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (i) [***], (ii) [***], (iii) [***], (iv) [***], (v) [***], (vi) [***], or (vii) [***]; provided, however, any change, effect, event, circumstance, occurrence or state of facts relating to clauses (i) through (vii) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such result, change, development, condition, effect, event, circumstance, occurrence or state of facts has a disproportionate effect on the SPV as compared to other participants in the pharmaceutical and biotechnology industries.

“Multinational Pharmaceutical Company” means a company that is [***].

“Net Sales” means all Gross Sales of Generate Products by Generate or its Affiliates or Sublicensees to a Third Party, less the total of the following deductions, without duplication, solely to the extent actually incurred or accrued in accordance with U.S. GAAP consistently applied, and not reimbursed by any such Person:

(a) [***];

(b) [***];

(c) [***]; and

(d) [***].

In no event will the above deductions in the foregoing clauses (b), (c), and (d) of this Section [***].

Components of Net Sales will be determined in the ordinary course of business using the accrual method of accounting in accordance with generally accepted accounting principles, consistently applied.

No deductions will be made from Net Sales for [***].

In the event that a Generate Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average net invoice price in such country of any Generate Product that contains the same Antibody(ies) as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average net invoice price in such country of, as applicable, each product that contains the [***] as its sole component, if sold separately in such country; provided that the invoice price in a country for (A) each Generate Product that contains solely the Antibody(ies) and (B) in the case of a product that contains solely the [***], in each case, will to the extent feasible be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity, and potency or functionality, as applicable. If either such Generate Product that contains the Antibody(ies) as its sole active ingredient or any such product that contains the [***] as its sole component is not sold separately (including in the case of the sale of a combination therapy that contains the Antibody but is not sold separately) in a particular country, then the Parties will promptly meet and negotiate in good faith to agree on the adjustment to Net Sales in order to reasonably reflect the fair market value of the contribution of such Antibody or [***] in such Combination Product to the total fair market value of such Combination Product, provided that if the Parties are unable to reach agreement on the adjustment to Net Sales within thirty (30) after first meeting to discuss the matter, then such matter will be [***].

[***].

“Net Sales Payments” has the meaning set forth in Section 1.4(a)(i) of Schedule 1.1.

“Net Sales Payment Rate” has the meaning set forth in Section 1.4(a)(ii) of Schedule 1.1.

“Net Sales Payment Term” means, on a Generate Product-by-Generate Product and county-by-country basis, the period of time commencing upon the Closing Date and continuing for so long as Generate or its Affiliates or Sublicensees are Developing or Commercializing at least one Generate Product in the applicable country.

“Non-Allowable Reductions” means, with respect to a royalty payable by a Sublicensee to Generate or its Affiliates under a License Transaction in consideration for the right to Exploit a given Generate Product in a given country, any reductions or offsets to such royalty other than the Allowable Reductions.

“Ordinary Course of Business” means the conduct of the Business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement, or other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements, and similar documents, instruments, or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Original Collaboration Agreement” has the meaning set forth in the recitals.

[***].

“Other License Transaction Consideration” means, solely to the extent attributable to a grant of rights with respect to one or more Generate Products, [***].

“Parties” has the meaning set forth in the preamble.

“Patent Rights” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Payee” has the meaning set forth in Section 1.5.

“PCBs” has the meaning set forth in Section 2.18.

“Permits” has the meaning set forth in Section 2.17(b).

“Permitted Disclosures” means any disclosures set forth in the Disclosure Schedule:

(a) disclosing exceptions to any of the representations and warranties set forth in ARTICLE II;

(b) disclosing the taking of an action by the SPV to which Generate has explicitly consented in writing; and

(c) providing disclosure responsive to a section of the Disclosure Schedule that includes an affirmative disclosure or other listing requirement or enumeration set forth in such representation or warranty in this Agreement (but not, for the avoidance of doubt, any disclosure beyond that specifically required to respond to the applicable affirmative schedule or listing requirement or enumeration).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” has the meaning set forth in Section 2.9(a).

“Pioneering Medicines” has the meaning set forth in Section 1.7 of Schedule 1.1.

“PM Party” has the meaning set forth in the preamble.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Pre-Collaboration Antibody Program” has the meaning set forth in Section 1.7 of Schedule 1.1.

“Privacy Requirements” has the meaning set forth in Section 2.9(a).

“Quarterly Plan” has the meaning set forth in Section 1.3(a) of Schedule 1.1.

“Quarterly Report” has the meaning set forth in Section 1.6(a) of Schedule 1.1.

“Recipient Entities” has the meaning set forth in Section 6.2(a).

“Registered IP” has the meaning set forth in Section 2.10(a).

“Regulatory Approval” means, with respect to a country or other jurisdiction, all approvals, licenses, clearances, marks, registrations, authorizations certificates, exemptions, consents, franchises, concessions, notices or other like item of or issued by any Regulatory Authority, from the relevant Governmental Authority necessary or useful to commercially distribute, sell or market a product in such country or other applicable jurisdiction (not including any applicable pricing and governmental reimbursement approvals unless legally required to market the product in a country or other applicable jurisdiction).

“Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval for, and responsible for the regulation of, the product in any jurisdiction, including the United States Food and Drug Administration (or any successor thereto), the European Medicines Agency (or any successor thereto), and any corresponding Governmental Authority.

“Released Claim” has the meaning set forth in Section 7.3.

“Released Matters” has the meaning set forth in Section 7.3.

“Releasees” has the meaning set forth in Section 7.3.

“Releasors” has the meaning set forth in Section 7.3.

“[***] Ratio” means, with respect to a License Transaction and the Generate Product(s) and country(ies) that are the subject of such License Transaction, the quotient stated as a percentage and resulting from the following equation: [***].

“Second Target” means IL-4Rα, including all naturally occurring mutations or variants with respect thereto.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Indemnified Parties” means Stockholder and its Affiliates.

“Sublicensee” means a Third Party that has been granted a license or sublicense under Intellectual Property Rights owned by or licensed to Generate or its Affiliates to Develop, Manufacture, Commercialize or otherwise Exploit a Generate Product beyond the mere right to purchase a Generate Product from Generate and its Affiliates, and excludes Third Party subcontractors that act in the supply chain or that perform services (as opposed to being granted broad rights or responsibilities), such as contract manufacturing organizations and contract research organizations; provided that, for the avoidance of doubt, Sublicensee shall include any wholesale distributor.

“SPV” has the meaning set forth in the preamble.

“SPV Contract” means the Contracts listed in Section 2.13 of the Disclosure Schedule.

“SPV Controlled IP” means all Intellectual Property Rights, other than Intellectual Property Rights that were [***], that (a) were first invented, discovered, generated, developed,

created, or otherwise made prior to the Closing Date by or on behalf of the SPV (including by (i) the Stockholder, (ii) any Affiliate of the SPV, or (iii) any Third Party engaged by the SPV, including, if applicable, any Flagship Third Party), and (b) are necessary or reasonably useful for the Exploitation of Generate Products.

“SPV Organizational Documents” means the Organizational Documents of the SPV.

“SPV Permits” has the meaning set forth in Section 2.17.

“Statement Date” has the meaning set forth in Section 2.5.

“Straddle Period” has the meaning set forth in Section 7.2(d).

“Subject Shares” has the meaning set forth in the recitals.

“Subject Target” means TSLP, including all naturally occurring mutations or variants with respect thereto.

“Takeover Provisions” has the meaning set forth in Section 2.4(c).

“Target” means any naturally occurring protein, including the wild type and all naturally occurring variants or naturally-occurring non-protein moieties thereof (e.g., a nucleic acid molecule, a carbohydrate, a sugar moiety, etc.).

“Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means (a) any and all taxes, charges, fees, duties, contributions, levies, or other similar assessments or liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental under Section 59A of the Code, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated, and other taxes of any kind whatsoever imposed by any state, local, or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof and (b) any liability of any Person for the payment of amounts of the type described in clause (a) as a transferee, successor or payable pursuant to a contractual obligation.

“Tax Matter” has the meaning set forth in Section 7.2(c).

“Tax Return” means any and all reports, returns (including information returns), declarations, claim for refund or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Third Party” means any Person other than any of the Parties hereto or their respective Affiliates.

“Third Party Action” means any Action by a Person other than a Party, for which indemnification may be sought by Generate or Stockholder under ARTICLE V.

“Third Party Valuation Expert” means a Third Party professional (a) with [***], (b) who [***], and (c) does not [***].

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transfer Taxes” means all transfer, stock transfer, documentary, sales, use, value-added stamp, registration, and other similar Taxes and fees, including stamp duty (including any penalties and interest).

“Underwriting Agreement” has the meaning set forth in Section 1.2(a).

“US GAAP” means generally accepted accounting principles as consistently applied.

“Valid Claim” means (a) an issued claim of a Patent Right that has not been ruled unpatentable, invalid or unenforceable by a final and unappealable decision of a court or other competent authority in the subject jurisdiction; or (b) a pending claim of a Patent Right that (i) has not been abandoned or finally disallowed without possibility of appeal and (ii) has not been pending for more than [***] from its earliest priority date.

“Withholding Party” has the meaning set forth in Section 1.5.

Section 9.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with US GAAP.

ARTICLE X

GENERAL

Section 10.1 Notices. All notices, deliveries, and other communications pursuant to this Agreement shall be in writing and in English and shall be deemed given if delivered personally, sent by email (and promptly confirmed by globally recognized express delivery service) or delivered by globally recognized express delivery service to the parties at the email or addresses set forth below or to such other email or address as the Party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice, delivery or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the delivery date, (b) in the case of email, on the delivery date (or if delivered on a non-Business Day, then on the next Business Day), and (c) in the case of a globally recognized express delivery service, on the date of receipt.

If to the SPV:

Pioneering Medicines 02, Inc.
c/o Flagship Pioneering
55 Cambridge Pkwy, Suite 800E
Cambridge, MA 02142
Attention: Paul Biondi
Email: legalnotices@flagshippioneering.com

If to the Stockholder:

Pioneering Medicines 02, LLC
c/o Flagship Pioneering
55 Cambridge Pkwy, Suite 800E
Cambridge, MA 02142
Attention: Paul Biondi
Email: legalnotices@flagshippioneering.com

With a required copy to (which shall not constitute notice to Stockholder):

Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: Christophe Beauduin
Email: cbeauduin@cooley.com

If to Generate:

Generate Biomedicines, Inc.
55 Cambridge Parkway, Suite 800E
Cambridge, MA 02142
Attention: Legal Notices

With a required copy to (which shall not constitute notice to Generate):

Ropes & Gray
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: Hannah H. England
Email: hannah.england@ropesgray.com

Section 10.2 Entire Agreement. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between the Parties. The Original Collaboration Agreement is hereby terminated and deemed to be of no further force or effect. For clarity, nothing expressly set forth in this Agreement shall affect the rights or obligations expressly contained in (a) the Generate-Flagship License Agreement or (b) that certain Managerial Agreement between Flagship Pioneering, Inc. and Generate, dated as of August 20, 2018.

Section 10.3 Counterparts; Delivery by Facsimile or E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. PDF execution and delivery of this Agreement by any Party shall constitute a legal, valid, and binding execution and delivery of this Agreement by such Party.

Section 10.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without respect to its conflict of laws rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive laws of another jurisdiction. Notwithstanding the dispute resolution procedures set forth in this Section 10.4, in the event of an actual or threatened breach of this Agreement, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief), without first submitting to any dispute resolution procedures hereunder.

(b) Except as otherwise expressly provided herein, including with respect to any Disputes arising under Sections 1.3(b)(iii), 1.4(b)(ii)(B), or 1.5(c) of Schedule 1.1, disputes of any nature arising under, relating to, or in connection with this Agreement, including any questions regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination (“Disputes”) shall be resolved pursuant to this Section 10.4. In the event of a Dispute among the Parties, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within [***] from receipt of a written notice of a Dispute, such Dispute shall be finally settled by [***].

Section 10.5 Specific Performance. Each Party acknowledges that the parties hereto shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each of the Parties shall have the right, prior to any termination of this Agreement, to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to seek to obtain specific performance of, any other party’s covenants and agreements contained in this Agreement, in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity, and each Party waives any requirement for the securing or posting of any bond or security in connection with any such remedy.

Section 10.6 Severability. If any one or more of the provisions of this Agreement is held to be void, invalid, or unenforceable by a court of competent jurisdiction in any situation in any jurisdiction, the provision shall be considered severed from this Agreement and shall not affect the validity or enforceability of the remaining provisions hereof or the validity or enforceability of the invalid, void, or unenforceable provision in any other situation or in any other jurisdiction. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 10.7 Waivers. The failure of any Party to insist on the performance of any obligation, term, provision, or condition hereunder shall not be deemed to be a waiver of such obligation, term, provision, or condition. Waiver of any breach of any obligation, term, provision or condition hereunder shall not be deemed to be a waiver of any other breach of such obligation, term, provision or condition or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation, term, provision, or condition of this Agreement shall be valid or effective unless in writing and signed by each of the Parties.

Section 10.8 Right to Offset. Without limiting any other rights of Generate under this Agreement or otherwise, Generate shall have the right, but not the obligation, to set off, in whole or in part, against any obligation or payment it owes to Stockholder or the SPV under this Agreement, any or all (a) [***], or (b) [***].

Section 10.9 Cooperation. The Parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

Section 10.10 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

Section 10.11 Force Majeure. With respect to those rights and obligations set forth in Schedule 1.1, neither Party will be responsible for nonperformance caused by forces beyond the reasonable control of such Party, including fire, explosion, natural disaster, war (whether declared or not), act of terrorism, strike, or riot, provided that the nonperforming Party uses reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed, and notifies the other Party of such cause as promptly as is reasonably practical given the circumstances.

Section 10.12 Interpretation. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa. The word “any” means “any and all” unless otherwise clearly indicated by context. The words “including”, “include”, and “includes” shall be deemed to be followed by the phrase “without limitation.” The word “or” is disjunctive but not necessarily exclusive. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (b) any reference to any applicable Laws herein shall be construed as referring to such applicable Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) all references herein to Articles, Sections, or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, and Exhibits of this Agreement, (e) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals, and other written communications contemplated under this Agreement, (f) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (g) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, and (h) unless “Business Days” is specified, “days” shall mean “calendar days.” Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the day and year first written above.

GENERATE: GENERATE BIOMEDICINES, INC.
	By:	/s/ Michael T. Nally
	Name:	Michael T. Nally
	Title:	CEO

SPV:	PIONEERING MEDICINES 02, INC.

	By:	/s/ Paul Biondi
	Name:	Paul Biondi
	Title:	President

STOCKHOLDER:	PIONEERING MEDICINES 02, LLC

	By:	/s/ Paul Biondi
	Name:	Paul Biondi
	Title:	President and Chief Executive Officer

FLAGSHIP PARENT:	FLAGSHIP LABS, LLC (SOLELY FOR PURPOSES OF SECTION 1.7 OF SCHEDULE 1.1)

	By:	/s/ Charles Carelli
	Name:	Charles Carelli
	Title:	Authorized Signatory

Signature Page to Stock Purchase Agreement

ACTIVE/204556447.3

Schedule 1.1

Net Sales Payments and Other Rights and Obligations

1.1. Quarterly Meetings. Commencing upon the Closing Date and persisting for the duration of the Net Sales Payment Term, once per Calendar Quarter following the delivery of (a) the Quarterly Plan for such Calendar Quarter and (b) if applicable, the Quarterly Report for the previous Calendar Quarter, the Parties shall meet, either in-person or by tele- or video-conference, to discuss the Exploitation of the Generate Products under this Agreements, including the Development and Commercialization activities performed by Generate and its Affiliates and Sublicensees, the Quarterly Plan, and, if applicable, the Quarterly Report. If prior to the end of the Net Sales Payment Term, either (i) [***], (ii) [***], or (iii) [***], then, in each case, the obligation to meet under this Section 1.1 of this Schedule 1.1 shall automatically terminate.

1.2. Exclusivity. Other than the Exploitation of Generate Products, during the period commencing upon the Closing Date and continuing until the fifth (5th) anniversary of the Initial Launch of the first Generate Product (the “Exclusivity Period”), neither Generate nor any of its Affiliates will Develop or Commercialize, nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to Develop or Commercialize, any product containing an Antibody that Binds to (i) only the Subject Target, (ii) only the Second Target, or (iii) both the Subject Target and Second Target, but no other Target (with respect to each ((i)-(iii)), any such non-Generate Product, a “Competing Product”); provided that, for clarity, the foregoing will not prevent or otherwise restrict Generate or its Affiliates from Developing or Commercializing, directly or indirectly, with or through a Third Party (including as part of a Licensing Transaction), (A) bispecific antibodies other than Antibodies that Bind to both the Subject Target and the Second Target, but no other Target, (B) multispecific antibodies (including, for clarity, Antibodies that Bind to both the Subject Target, the Second Target, and one or more additional Targets) or (C) other Combination Products. In addition, in the event a Third Party acquires Generate as part of a Business Combination, the foregoing restriction will not apply to any Competing Products of the Third Party acquirer or its Affiliates (excluding Generate) that exist prior to the closing of such Business Combination or that are Developed by or come into the control of any such Third Party acquirer or any of its Affiliates following the closing of such Business Combination; provided that (I) [***] owned or controlled by Generate are used by or on behalf of such Third Party or its Affiliates in connection with the Development, Manufacture, Commercialization or other Exploitation of such Competing Products, (II) [***] of Generate can be accessed by such Third Party acquirer or its Affiliates in connection with the Development, Manufacture, Commercialization or other Exploitation of such Competing Products, and (III) such Third Party acquirer and its Affiliates institute reasonably sufficient technical and administrative safeguards to help ensure the requirements set forth in the foregoing clauses (I) and (II) are met.

1.3. Development and Commercialization.

(a) Quarterly Plans. Commencing upon the Closing Date and persisting for the duration of the Net Sales Payment Term, once per Calendar Quarter, Generate will prepare and deliver to Stockholder, for its review and comment, a written plan setting forth the Development and Commercialization activities that Generate, its Affiliates or Sublicensees, as applicable,

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

reasonably anticipate conducting with respect to Generate Products during the [***] Calendar Quarters immediately following the present Calendar Quarter (each a “Quarterly Plan”).

(b) Diligence.

(i) Obligation. Subject to the terms and conditions of this Agreement, during the Net Sales Payment Term, Generate (directly, or through its Affiliates or Sublicensees) will use Commercially Reasonable Efforts to (A) Develop and obtain Regulatory Approval for Generate Products in each of the Major Markets, and (B) following receipt of Regulatory Approval of a given Generate Product in a country, Commercialize such Generate Product in such country ((A) and (B) individually or collectively as the context requires, “Diligence Obligations”). Without limiting the foregoing, in the event that, prior to the date that is the fifteenth (15th) year anniversary of the Initial Launch of a Generate Product, Generate discontinues Development or Commercialization of a given Generate Product in a Major Market for a period of more than [***], such discontinuation will constitute a material breach of Generate’s diligence obligations with respect to such Generate Product as to such Major Market.

(ii) Disclaimers. The Parties acknowledge that, subject to (and without prejudice to) Section 1.3(b)(i) of this Schedule 1.1, it is the intention of the Parties that, as between the Parties, Generate and its Affiliates shall have sole control over and decision-making authority with respect to the Development, Manufacturing, Commercialization, and other Exploitation of Generate Products following the Closing in accordance with its or their own business judgment and its or their sole discretion. In exchange for the Net Sales Payments to be paid, if any, in accordance with Section 1.1 of the Agreement, the PM Parties acknowledge, understand, and agree as follows, in each case subject to (and without prejudice to) Section 1.3(b)(i) of this Schedule 1.1:

(A) Generate and its Affiliates shall have complete control over and decision-making authority with respect to the Development, Manufacturing, Commercialization, and other Exploitation of Generate Products following the Closing, and that such control and discretion by Generate and its Affiliates could result in Net Sales Payments not being paid;

(B) Generate and its Affiliates have no duty to Develop, Manufacture, Commercialize or Exploit the Generate Products, to exert any volume of efforts in Developing, Manufacturing, Commercializing, or Exploiting the Generate Products, or to employ any volume of resources or efforts to achieve any particular volume of Net Sales;

(C) personnel of Generate and its Affiliates are not required to take into account the interests of the Stockholder in taking actions in connection with the Development, Manufacture, Commercialization, or Exploitation of the Generate Products;

(D) neither Generate nor any of its Affiliates has furnished or provided, whether written or oral, any assurances or commitments regarding the payment of the Net Sales Payments or the likelihood thereof and Stockholder has not relied on any such statements;

(E) the potential volume of Net Sales are subject to a variety of factors and uncertainties, including many outside of the control of Generate and its Affiliates, and

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

the payment of the applicable Net Sales Payments is contingent upon the volume of Net Sales, which may be zero or de minimis and, as a result, that Net Sales Payments may never be paid or, if paid, may be de minimis;

(F) Generate and its Affiliates have been, are, and in the future will be actively involved in investments and developments in industries and fields that may compete with Generate Products. The Stockholder agrees that Generate and its Affiliates make no representations or warranties that any such activities will be limited to the Generate Products, and that Generate, and its Affiliates may, in their sole and absolute discretion, decide to acquire, Develop or Commercialize devices, drugs or other products which may compete with the Generate Products or continue such activity in which they currently are engaged;

(G) in any judicial determination with respect to the achievement of any volume of Net Sales, no judge, arbitrator or other Third Party interpreting the intent of Generate and its Affiliates with respect to the achievement of any volume of Net Sales shall read in or apply any implied covenants of good faith or any implied standard of diligence or efforts with respect to the achievement of any volume of Net Sales (as applicable); and

(H) Except for the representations and warranties contained in this Agreement, neither Generate nor any other person acting on behalf of Generate has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding Generate or its Affiliates furnished or made available to the PM Parties or their respective representatives, including any representation or warranty arising from statute or otherwise in Law, and Generate disclaims any such representation or warranty, whether by Generate or any of its respective officers, directors, employees, agents or representatives or any other person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, notwithstanding the delivery or disclosure to the PM Parties or any of their officers, directors, employees, agents or representatives or any other person of any documentation or other information.

(iii) Failure to Satisfy Diligence Obligation. If Generate is in material breach of its Diligence Obligations with respect to a Generate Product in a country, then Stockholder may provide Generate with written notice of such breach or failure and, so long as Generate does not dispute such material breach, Generate will have ninety (90) days from the receipt of such notice to cure such material breach; provided that, if Generate disputes such material breach or the cure thereof in good faith, then such [***] day cure period will be tolled upon the date that Stockholder receives Generate’s notice of dispute, which tolling will persist until resolution of such dispute and, if such dispute is resolved in Stockholder’s favor, then Generate will have the remainder of the tolled period to cure such breach or failure. If Generate does not cure such material breach during such [***] day period, then Stockholder may provide Generate with written notice of Stockholder’s intent to acquire from Generate, [***], taking into account [***], the right (through a licensing transaction) to assume further Development, Manufacturing, Commercialization, and Exploitation of such Generate Product in such country pursuant to a written license agreement that, among other things, provides as follows: [***]. In the event the Parties cannot agree on the [***], or the licensing and other appropriate documentation effecting the licensing of such interest, then the Parties will comply with the Third

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

Party Valuation Expert process set forth in Section 1.5(c) of this Schedule 1.1, applied mutatis mutandis to this type of Dispute. Upon execution of a written agreement pursuant to which Stockholder assumes further Development, Manufacturing, Commercialization, and Exploitation of such Generate Product in such country as set forth in this Section 1.3(b)(iii) of this Schedule 1.1, the following provisions will immediately terminate with respect to the applicable Generate Product and country without further action of the Parties: (I) Generate’s diligence obligations under Section 1.3(b)(i) of this Schedule 1.1, (II) Generate’s Net Sales Payment obligation under Section 1.4 of this Schedule 1.1, and (III) the restrictions imposed on Generate and its Affiliates in Section 1.2 of this Schedule 1.1, but solely with respect to the Target(s) for the applicable Generate Product in the applicable country.

1.4. Net Sales Payments.

(a) Net Sales Payment Calculation.

(i) Subject to the terms and conditions of this Agreement, during the Net Sales Payment Term for a given Generate Product in a given country, on a Generate Product-by-Generate Product and country-by-country basis, Generate will pay to Stockholder a payment in the amount of the Net Sales of such Generate Product in such country in a given Calendar Year, multiplied by the applicable Net Sales Payment Rate (as such rate may be adjusted in accordance with the terms of this Agreement) (each such payment, a “Net Sales Payment”).

(ii) With respect to a given Generate Product, the “Net Sales Payment Rate” (as may be adjusted in accordance with the terms of this Agreement, including Section 1.4(b) of this Schedule 1.1), means:

(A) if such Generate Product contains GB-0895 or any Antibody other than GB-0895 that [***], then: [***] percent ([***]%);

(B) if a Generate Product does not contain an Antibody described in the foregoing clause (A) but contains an Antibody that Binds to [***], then: [***] percent ([***]%) multiplied by the fraction A/B, where A equals [***] and B equals [***], and

(C) if a Generate Product does not contain an Antibody described in the foregoing clause (A) or clause (B) but contains an Antibody that Binds to [***], then: [***] percent ([***]%), multiplied by the fraction C/D, where C equals [***] and D equals [***]. For example, if a Generate Product contains an Antibody that Binds to [***] and [***] additional Targets that are not the Second Target, then the Net Sales Payment Rate for such Generate Product would be: [***] percent ([***]%) multiplied by the fraction [***] or [***].

(b) Net Sales Payment Adjustments – Actual and Potential.

(i) Definitions Used to Calculate Net Sales. On a Generate Product-by-Generate Product and country-by-country basis, if Generate or its Affiliates enter into a License Transaction with respect to one or more Generate Products in one or more countries and, as consideration for such License Transaction, the applicable Sublicensee will pay Generate or its Affiliates a royalty on net sales of such Generate Products in such countries, then [***] and such

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

Net Sales will be used for the purposes of determining the corresponding Net Sales Payments pursuant to Section 1.4(a) of this Schedule 1.1.

(ii) Determining Whether Additional Adjustments Are Due. If Generate or its Affiliates enter into a License Transaction with respect to one or more Generate Products in one or more countries and, as consideration for such License Transaction, Generate or its Affiliates will receive both a royalty on net sales of such Generate Products in such countries and Other License Transaction Consideration from the Sublicensee to such License Transaction, then the following shall apply:

(A) Promptly [***] following the effective date of such License Transaction, in order to determine the [***] Ratio with respect to such License Transaction, (I) Generate or its Affiliates, as applicable, will select a Third Party Valuation Expert by providing a written notice to Stockholder or its applicable Affiliate identifying such Third Party Valuation Expert and their qualifications and (II) Stockholder will select a second (2nd) Third Party Valuation Expert by providing a separate written notice to Generate or its applicable Affiliate identifying such second (2nd) Third Party Valuation Expert and their qualifications. Upon the earlier of (y) the date each Party or its applicable Affiliate receives the other Party’s notice identifying such other Party’s selected Third Party Valuation Expert, or (z) [***] following the effective date of the applicable License Transaction, whichever occurs first ((y)-(z)), the process set forth in Section 1.4(b)(ii)(B) of this Schedule 1.1 shall immediately commence; provided that, if by the end of such [***] period, a Party has not selected and notified the other Party of its Third Party Valuation Expert, then such Third Party Valuation Expert will be selected in accordance with the International Chamber of Commerce’s Rules for the Appointment of Experts and Neutrals, and the process set forth Section 1.4(b)(ii)(B) of this Schedule 1.1 shall be tolled until such Third Party Valuation Expert has been selected.

(B) The Third Party Valuation Experts shall promptly coordinate and [***] contemporaneously submit to the Parties each Third Party Valuation Expert’s written proposal with supporting evidence setting forth their calculation of the [***] Ratio. Once the Third Party Valuation Experts have submitted their calculations of the [***] Ratio, the Parties will meet and review and, if such calculations are (I) [***], or (II) [***], then the Parties will promptly (within [***] of such meeting) agree on [***]; provided that, if the Parties are unable to agree on [***], then [***].

(C) If the [***] Ratio is determined, in accordance with the process set forth in Section 1.4(b)(ii)(B) of this Schedule 1.1, to be:

(I) [***] or less, then Stockholder will receive [***];

(II) [***] or greater, then Stockholder will receive [***]; and

(III) greater than [***] but less than [***], then Stockholder will receive [***] as set forth in Section 1.4(iii) of this Schedule 1.1 as follows: [***] For example, [***].

(iii) Allowable Reductions. On a Generate Product-by-Generate Product and country-by-country basis, if (I) Generate or its Affiliates enter into a License Transaction with

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

respect to one or more Generate Products in one or more countries and, as consideration for such License Transaction, the applicable Sublicensee will pay Generate or its Affiliates a royalty on net sales of such Generate Products in such countries, (II) the royalty described in the foregoing clause (I) is subject to Allowable Reductions, and (III) the Allowable Reductions described in the foregoing clause (II) are [***], with respect to each of (I)-(III), then the applicable Net Sales Payment Rate for such Generate Product in such country shall be reduced by [***]. For example, [***].

(iv) Overall Floor. Notwithstanding the foregoing Section 1.4(b)(ii) and Section 1.4(b)(iii) of this Schedule 1.1, with respect to any Generate Product in any country, the Net Sales Payment Rate shall in no case be reduced by [***] of the Net Sales Payment Rate that would otherwise be applicable pursuant to Section 1.4(a)(ii) of this Schedule 1.1. For example, [***].

(c) Ownership of Net Sales Payments. For clarity, it is the intention of the Parties that, [***].

1.5. Buy Out of Net Sales Payments.

(a) Buy-Out Election.

(i) License Transaction. Either Party shall have the right to trigger a buy-out of all future Net Sales Payments due to Stockholder under this Agreement in accordance with the terms of this Section 1.5 of this Schedule 1.1 (a “Buy-Out”) following a License Transaction of all or substantially all of the commercial rights for one or more Generate Products in one or more countries.

(ii) Business Combination. Neither Party shall have the right to trigger a Buy-Out following the consummation of a Business Combination of Generate or a Generate Whole-Program Affiliate with or by a Third Party, except if such Third Party is a Multinational Pharmaceutical Company, in which case, Generate shall have the right to trigger a Buy-Out.

(iii) Procedure. With respect to the foregoing Sections 1.5(a)(i) and 1.5(a)(ii) of this Schedule 1.1, the Party identified in the applicable Section will have the right to trigger the corresponding Buy-Out by notifying the other Party in writing (A) with respect to a Buy-Out triggered under Section 1.5(a)(i) of this Schedule 1.1, within the [***] period immediately following the date of consummation of the applicable License Transaction, or (B) with respect to a Buy-Out triggered under Section 1.5(a)(ii) of this Schedule 1.1, within the [***] period immediately following execution of a definitive agreement memorializing Generate’s or the Generate Whole-Program Affiliate’s intent to consummate the applicable Business Combination; provided that, no Buy-Out Amount will be paid until such Business Combination is consummated and, if such Business Combination is never consummated, then the notice given pursuant to this subclause (B) will be of no force and effect.

(iv) Scope. In the event of a Buy-Out triggered under Section 1.5(a)(i) of this Schedule 1.1 following a License Transaction, the scope of such Buy-Out shall be Net Sales Payments due to Stockholder based on the Generate Products and countries that were the subject of such License Transaction on a Generate Product-by-Generate Product and country-by-country

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

basis. In the event of a Buy-Out triggered under Section 1.5(a)(ii) of this Schedule 1.1 following a Business Combination of Generate or the Generate Whole-Program Affiliate, the scope of such Buy-Out shall be Net Sales Payments due to Stockholder based on all Generate Products and all countries.

(b) Calculation of Buy-Out Amount. Generate’s Buy-Out obligation described in Section 1.5(a) of this Schedule 1.1 will consist of a single payment to Stockholder that is equivalent to the fair market value of the projected future Net Sales Payments due to Stockholder as set forth in this Agreement with respect to the projected future Net Sales of the applicable and then-existing Generate Products in the applicable countries following the closing of the applicable Business Combination or effective date of the applicable License Transaction (the “Buy-Out Amount”). For clarity, the fair market value of the Buy-Out Amount will be based solely on [***], and will not take into consideration any [***]. If such notice is given, then the Parties will promptly meet and negotiate in good faith to agree on the Buy-Out Amount to be paid to Stockholder, which will be reflected in a written agreement memorializing any agreement by the Parties.

(c) Disputes Regarding Buy-Out Amount. If the Parties are unable to reach agreement as to the Buy-Out Amount (or [***]) within [***] after the date of receipt of written notification of a Party triggering a buy-out of future Net Sales Payments pursuant to Section 1.5(a)(iii) of this Schedule 1.1, then each Party shall promptly (within [***] after the end of such [***] period) select one (1) Third Party Valuation Expert. Each Third Party Valuation Expert shall promptly (within [***] after their appointment) contemporaneously submit to the Party that appointed it a written proposal with supporting evidence setting forth its calculation of the Buy-Out Amount. Once each Third Party Valuation Expert has submitted their calculation of the Buy-Out Amount, the Parties will meet and review and, if such calculations are (i) within [***] of each other, then the Buy-Out amount shall be the average of the two calculations, and (ii) not within [***] of each other, then the Parties would promptly (within [***] of such meeting) agree on a third (3rd) Third Party Valuation Expert, who would promptly (within [***] of their appointment) submit to each Party a written proposal with supporting evidence setting forth its calculation of the Buy-Out Amount; provided that, if the Parties are unable to agree on such third (3rd) Third Party Valuation Expert, then such expert will be appointed in accordance with the International Chamber of Commerce’s Rules for the Appointment of Experts and Neutrals. The Buy-Out Amount will be the [***] of (A) the third (3rd) Third Party Valuation Expert’s calculation of the Buy-Out Amount, and (B) [***].

(d) Effects of Buy-Out. Upon determination of the Buy-Out Amount and payment thereof, Generate’s (i) diligence obligations under Section 1.3(b)(i) of this Schedule 1.1, (ii) obligation under Section 1.4 of this Schedule 1.1 to make Net Sales Payments with respect to the Generate Products and countries that were the subject of such buy-out, and (iii) exclusivity obligations under Section 1.2 of this Schedule 1.1 with respect to (A) if a Party exercises its buy-out right under Section 1.5(a)(i) of this Schedule 1.1 in connection with a License Transaction, then the Target(s) to which the applicable Generate Product are directed in the applicable country(ies), or (B) if Generate exercises its buy-out right under Section 1.5(a)(ii) of this Schedule 1.1 in connection with a Business Combination of Generate or a Generate Whole-Program Affiliate, then all Targets in all countries, with respect to each ((i)-(iii)), shall immediately terminate without further action of the Parties.

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

(e) Expiration of Buy-Out Right. Upon the first to occur of (i) [***], or (ii) [***], with respect to each ((i)-(ii)), if neither Party provides written notice as set forth in Section 1.5(a)(iii) of this Schedule 1.1 within the applicable time period, then both Parties’ rights under Section 1.5(a) of this Schedule 1.1 shall automatically expire without further action of the Parties. For clarity, upon such expiration, neither Party shall have the right to trigger a Buy-Out under Section 1.5(a) of this Schedule 1.1.

1.6. Net Sales Payment Reporting; Payment Methods; and Audit

(a) Quarterly Net Sales Payment Reports. For each Calendar Quarter during the Net Sales Payment Term, starting with the first Calendar Quarter in which the First Commercial Sale of a Generate Product occurs, Generate will provide Stockholder with a written report detailing the amount of Gross Sales during such Calendar Quarter, the amount of Net Sales made during such Calendar Quarter, and the Net Sales Payments due to Stockholder for such Calendar Quarter (each such report, a “Quarterly Report”). Each Quarterly Report will be due to Stockholder upon the earlier of (i) [***], and (ii) [***]. Each Quarterly Report will include at least the following: [***]. With each Quarterly Report submitted, Generate will pay to Stockholder the Net Sales Payments due and payable under this Agreement for the applicable Calendar Quarter. If no Net Sales Payments are due and payable for a Calendar Quarter, Generate will so report. Notwithstanding the foregoing, in the event of a License Transaction, Generate will be entitled to provide Stockholder with those royalty reports (or similar reports) it receives from the applicable Sublicensee without edits to the contents thereof, which will be deemed to satisfy the requirements of this Section 1.6(a) of this Schedule 1.1.

(b) Payment and Currency. Generate will make all payments due to Stockholder in Dollars, without deduction of exchange, collection, wiring fees, bank fees, or any other charges. All payments to Stockholder will be made in Dollars by wire transfer or check payable to Stockholder in accordance with the payment instructions provided by Stockholder from time to time.

(c) Currency Exchange. For converting any Net Sales made in a currency other than Dollars, the Parties will use the conversion rate published in the Wall Street Journal or other industry standard conversion rate approved in writing by the Parties.

(d) Late Payments. In the event any payments are not received by Stockholder when due hereunder, Generate will pay to Stockholder interest charges that will accrue interest until paid at a rate equal to [***] points above the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition from time-to-time (or the maximum allowed by Law, if less), calculated on the number of days such payment is overdue.

(e) Records; Audit Rights; and Audit Disputes.

(i) Generate will keep, and cause its Affiliates and Sublicensees to keep, complete, true, and accurate records and books containing all particulars that may be necessary for the purpose of showing the Net Sales Payment amounts payable to Stockholder hereunder. Copies of all such records and books will be kept at the applicable entity’s principal place of business or the principal place of business of the appropriate division of such entity to

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

which this Agreement relates. The records and books for each Calendar Quarter will be maintained for at least [***] after the Calendar Quarter in which the applicable report was submitted to Stockholder.

(ii) Upon reasonable prior notice, Generate, its Affiliates or Sublicensees, as applicable, will permit an independent nationally recognized certified public accounting firm appointed by Stockholder and reasonably acceptable to the entity being audited to inspect such books and records during regular business hours for the purpose of verifying the Quarterly Report and the Net Sales Payments due to Stockholder thereunder. No such inspection will occur more than [***], and no period will be inspected more than [***]. The accounting firm will enter into a customary confidentiality agreement with the audited entity prior to conducting any such audit, and the accounting firm will not disclose any of the audited entity’s Confidential Information to the Stockholder, except that the accounting firm will disclose to Stockholder whether the Quarterly Report was accurate and, if not, the amount of such inaccuracy. Any inspection conducted under this Section 1.6(e)(ii) of this Schedule 1.1 will be at the cost and expense of Stockholder, unless such inspection reveals any underpayment or overpayment for the audited period of at least [***], in which case the full costs of such inspection for such period will be borne by the audited entity. The audited entity and Stockholder will reconcile any underpayment or overpayment within [***] after the accounting firm delivers the results of the audit and, if as a result of such audit, a payment is due from an entity, such payment will be made by such entity within [***] days after receiving a corresponding invoice from the entity to whom payment is due.

(iii) In the event of a dispute with respect to any audit under the foregoing Section 1.6(e)(ii) of this Schedule 1.1, Generate and Stockholder shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] after one Party provides written notice of such dispute to the other Party, then the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Expert”). The decision of the Audit Expert shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Expert shall determine. No later than [***] after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, or the auditing Party shall reimburse the excess payments, as applicable.

1.7. Further Assurances.

(a) Flagship Parent, as the [***] of the Pioneering Medicines business unit of Flagship Pioneering (“Pioneering Medicines”), hereby covenants and agrees that, from and after the Closing, it shall use commercially reasonable efforts to take all actions reasonably necessary or appropriate to ensure that Generate or [***] (as may be required by the [***]), as applicable, is vested with, or otherwise receives, all rights, title, and interests in and to:

(i) [***]; and

(ii) following execution of the Original Collaboration Agreement, any and all Intellectual Property Rights that were first invented, discovered, generated, developed,

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

created, or otherwise made by or on behalf of Pioneering Medicines or the SPV pursuant to the activities under the Original Collaboration Agreement;

in each case ((i) and (ii)), that are necessary for, or otherwise reasonably useful to, the Development, Manufacture, Commercialization, or other Exploitation of any Generate Product, and to the extent not already controlled by Generate or [***], as applicable, immediately following the Closing. For clarity, prior to the execution of the Original Collaboration Agreement, Pioneering Medicines [***].

(b) Without limiting the foregoing, such commercially reasonable efforts shall include causing the [***] to: (i) execute and deliver assignments, conveyances, confirmations of assignment, or other transfer instruments in favor of Generate; (ii) grant licenses (including exclusive licenses, to the extent required to vest Generate with substantially equivalent rights) where assignment is not legally permissible; and (iii) take such further acts and execute such further documents, in each case, as Generate may reasonably request to evidence, perfect, record, or enforce such rights.

(c) This Section 1.7 of this Schedule 1.1 shall survive the Closing and shall apply regardless of whether the applicable Intellectual Property Rights are identified before or after the Closing Date.

Schedule 1.1
Net Sales Payments and Other Rights and Obligations

Schedule 2

Disclosure Schedule

Schedule 2
Disclosure Schedule

Schedule 2
Disclosure Schedule

Section 2.2 – Ownership of Shares; Voting.

(a) (i) [***].

(c)

1. [***].

2. [***].

3. [***].

4. [***].

5. [***].

Schedule 2
Disclosure Schedule

Section 2.5 – Financial Statements.

(c) [***].

ARTICLE I

Schedule 2
Disclosure Schedule

Section 2.10 – Intellectual Property.

(a) [***].

Schedule 2
Disclosure Schedule

Section 2.13 – Contracts.

1. [***].

2. [***].

3. [***].

4. [***].

5. [***].

6. [***].

7. [***].

8. [***].

9. [***].

10. [***].

11. [***].

12. [***].

13. [***].

14. [***].

15. [***].

16. [***].

17. [***].

18. [***].

19. [***].

20. [***].

21. [***].

22. [***].

23. [***].

24. [***].

Schedule 2
Disclosure Schedule

25. [***].

26. [***].

27. [***].

28. [***].

29. [***].

30. [***].

31. [***].

32. [***].

33. [***].

34. [***].

35. [***].

36. [***].

37. [***].

38. [***].

39. [***].

40. [***].

41. [***].

42. [***].

43. [***].

44. [***].

45. [***].

46. [***].

47. [***].

Schedule 2
Disclosure Schedule

Section 6.1 – Pre-Closing Covenants.

[***].

Schedule 2
Disclosure Schedule

Annex A

Pioneering Medicines 02, Inc
Cap Table
As of January 31, 2026
[***]
[***]
[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]

Annex A